                                                                   EXHIBIT 10.88


                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


                                     between

                            AMERICAN AIRLINES, INC.,
                                  as Purchaser,



                                       and

                           TRANS WORLD AIRLINES, INC.,
                                    as Seller

                                February 28, 2001


                               TABLE OF CONTENTS

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ARTICLE I                DEFINITIONS....................................................................1

         1.1      Definitions...........................................................................1

         1.2      Disclosure Schedules..................................................................1

ARTICLE II               PURCHASE OF ASSETS.............................................................2

         2.1      Purchase and Sale of Transferred Assets...............................................2

         2.2      Excluded Assets.......................................................................2

ARTICLE III              ASSUMPTION OF LIABILITIES......................................................2

         3.1      Assumed Liabilities...................................................................2

         3.2      Retained Liabilities..................................................................3

ARTICLE IV               PURCHASE PRICE.................................................................5

         4.1      Purchase Price........................................................................5

         4.2      Allocation of Purchase Price..........................................................5

         4.3      Working Capital Adjustment............................................................5

         4.4      Other Adjustments to Purchase Price...................................................8

         4.5      Prorations............................................................................9

         4.6      Transfer Taxes........................................................................9

         4.7      Offsets to Purchase Price............................................................10

         4.8      Holdbacks to Purchase Price..........................................................10

ARTICLE V                CLOSING.......................................................................10

         5.1      Closing..............................................................................10

         5.2      Deliveries at Closing................................................................10

         5.3      Delivery of Transferred Assets.......................................................11

         5.4      Conditions Precedent to Obligations of Purchaser.....................................12

         5.5      Conditions Precedent to Obligations of TWA...........................................15

ARTICLE VI               REPRESENTATIONS AND WARRANTIES OF SELLERS.....................................16

         6.1      Organization and Good Standing.......................................................16

         6.2      Authorization and Effect of Agreement................................................16

         6.3      No Conflicts.........................................................................17

         6.4      No Third Party Options...............................................................17
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                               TABLE OF CONTENTS

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         6.5      Data.................................................................................18

         6.6      Consents and Approvals...............................................................18

         6.7      Permits; Compliance with Law.........................................................18

         6.8      Litigation...........................................................................18

         6.9      Title to and Condition of Assets.....................................................18

         6.10     U.S. Citizen; Air Carrier............................................................19

         6.11     Assumed Contracts....................................................................19

         6.12     Aircraft; Engines and Spare Parts....................................................19

         6.13     Slots................................................................................21

         6.14     No Casualty..........................................................................22

         6.15     Insurance............................................................................22

         6.16     Gates; Gate Property and Ground Equipment............................................22

         6.17     Environmental Matters................................................................23

         6.18     Taxes................................................................................25

         6.19     Labor Matters........................................................................26

         6.20     Employee Matters.....................................................................27

         6.21     Routes...............................................................................28

         6.22     Intellectual Property................................................................28

         6.23     Worldspan............................................................................29

         6.24     Real Property........................................................................29

         6.25     Disclosure...........................................................................31

ARTICLE VII              REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................31

         7.1      Corporate Organization...............................................................31

         7.2      Authorization and Effect of Agreement................................................31

         7.3      No Conflicts.........................................................................31

         7.4      Litigation...........................................................................32

ARTICLE VIII             PRE-CLOSING COVENANTS.........................................................32

         8.1      Access...............................................................................32

         8.2      Conduct of Business..................................................................33

         8.3      Notification.........................................................................34
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                               TABLE OF CONTENTS

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         8.4      No Inconsistent Action...............................................................35

         8.5      Satisfaction of Conditions...........................................................35

         8.6      Filings..............................................................................35

         8.7      All Reasonable Efforts...............................................................35

         8.8      Further Assurances...................................................................36

         8.9      Publicity............................................................................36

         8.10     [Intentionally Omitted]..............................................................36

         8.11     Bankruptcy Court Approval............................................................36

         8.12     Specific Enforcement of Covenants....................................................39

         8.13     Other Agreements.....................................................................40

         8.14     [Intentionally Omitted]..............................................................40

         8.15     Aircraft Inspection Rights...........................................................40

         8.16     Designations.........................................................................40

         8.17     Marketing Agreements.................................................................41

ARTICLE IX               POST-CLOSING COVENANTS........................................................41

         9.1      Maintenance of Books and Records.....................................................41

         9.2      Right of Subrogation.................................................................41

         9.3      Confidentiality......................................................................41

         9.4      Post-Closing Assignments.............................................................42

         9.5      Transition Agreements................................................................43

         9.6      Property Tax Payments................................................................43

         9.7      Frequent Flyer Programs..............................................................43

         9.8      Access to Information................................................................44

ARTICLE X                EMPLOYEE MATTERS..............................................................44

         10.1     Hiring Obligations...................................................................44

         10.2     Union Matters........................................................................45

         10.3     Treatment of Pension Plans...........................................................45

         10.4     Treatment of Welfare Plans...........................................................45

         10.5     Tax Reporting........................................................................46

ARTICLE XI               RISK OF LOSS..................................................................46
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                               TABLE OF CONTENTS

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         11.1     Risk of Loss on Sellers..............................................................46

ARTICLE XII              FURTHER AGREEMENTS AND TERMINATION............................................46

         12.1     Termination Payment..................................................................46

         12.2     Bankruptcy Termination Payment.......................................................47

         12.3     Termination..........................................................................47

         12.4     Procedure and Effect of Termination..................................................49

ARTICLE XIII             MISCELLANEOUS PROVISIONS......................................................49

         13.1     Notices..............................................................................49

         13.2     Actions by Sellers...................................................................51

         13.3     Expenses.............................................................................51

         13.4     Successors and Assigns...............................................................51

         13.5     Waiver...............................................................................51

         13.6     Entire Agreement; Disclosure Schedules...............................................51

         13.7     Amendments, Supplements, Etc.........................................................52

         13.8     Rights of the Parties................................................................52

         13.9     Applicable Law.......................................................................52

         13.10    Execution in Counterparts............................................................52

         13.11    Titles and Headings..................................................................52

         13.12    Invalid Provisions...................................................................52

         13.13    Transfers............................................................................52

         13.14    Brokers..............................................................................52

         13.15    Exculpation..........................................................................53

         13.16    Principles of Interpretation.........................................................53

Exhibits

Exhibit A - Definitions
Exhibit B - Sale Procedures Order
Exhibit C - Approval Order
Exhibit D - Retention Agreements

                                                                   EXHIBIT 10.88



                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

         This Amended and Restated Asset Purchase Agreement (this "Agreement") is made and entered into as of February 28, 2001, by and between American Airlines, Inc., a Delaware corporation ("Purchaser"), and Trans World Airlines, Inc., a Delaware corporation and debtor-in-possession under Chapter 11 Case No. 01-56 (SLR), jointly administrated, in the United States Bankruptcy Court for the District of Delaware ("TWA").

                                    RECITALS

         WHEREAS, TWA and its direct and indirect subsidiaries (other than Royal Ambassador Insurance Company, a Vermont insurance company, and Trans World PARS, Inc., a Delaware corporation) are referred to herein collectively as "Sellers," and each is referred to herein individually as a "Seller";


         WHEREAS, Purchaser and TWA are parties to that certain Asset Purchase Agreement, dated as of January 9, 2001 (the "Original Agreement");

         WHEREAS, Section 13.7 of the Original Agreement provides that the Original Agreement may be amended or supplemented at any time as may mutually be determined by Purchaser and TWA to be necessary, desirable or expedient to further the purposes of the Original Agreement or to clarify the intention of the parties thereto; and

         WHEREAS, each of Purchaser and TWA has determined that it is desirable to amend the Original Agreement as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and TWA hereby agree that the Original Agreement be amended and restated in its entirety as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

         1.2 Disclosure Schedules. References to "Schedules" shall mean the Schedule of Exceptions (and any schedules, exhibits or attachments thereto) delivered by Purchaser or TWA that are specifically made part of this Agreement.

                                   ARTICLE II

                               PURCHASE OF ASSETS

         2.1 Purchase and Sale of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing as described in Article V, TWA shall, and shall cause each other Seller to, sell, transfer, convey, assign and deliver, and Purchaser shall purchase and accept, all of each such Seller's right, title and interest in and to all such Seller's rights, properties and assets, wherever located, including, without limitation, (i) all personal and real property, (ii) all general intangibles and intangible property, including without limitation all Intellectual Property and goodwill, (iii) all equipment, furniture and fixtures, (iv) all accounts, accounts receivable and rights to payment, (v) claims and interests in litigation listed on Schedule 2.1(v) (which shall exclude all Avoidance Actions), (vi) all existing and future instruments, chattel paper, documents of title, contracts, agreements, licenses, grants and rights, (vii) all securities, whether certificated or uncertificated, including, without limitation, either the capital stock of TWA Stock Holding, Inc. or the interests in Worldspan L.P., a Delaware limited partnership ("Worldspan") (at Purchaser's option; provided that Purchaser is the successful bidder of both the Transferred Assets and the Worldspan interest), but excluding the capital stock of any Seller other than TWA Stock Holding, Inc., (viii) all security entitlements, securities accounts, commodity contracts and commodity accounts,
(ix) any and all existing and assignable manufacturer or vendor warranties, service life policies, customer support agreements and similar items (or to the extent such items are not assignable, subrogation rights to such items), (x) all proceeds and products of the foregoing, and (xi) all books and records relating to the foregoing, in each case of clauses (i) through (xi) above, together with all substitutions therefor and all accessions, replacements and renewals thereof (collectively, the "Transferred Assets"), free and clear of all Liens except Permitted Liens.

         2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the rights, properties and assets identified on
Schedule 2.2 hereto (collectively, the "Excluded Assets") shall not be included in the Transferred Assets.

                                  ARTICLE III

                            ASSUMPTION OF LIABILITIES

         3.1 Assumed Liabilities. As of the Closing, Purchaser shall assume and thereafter in due course pay and fully satisfy the following liabilities and obligations of Seller (the "Assumed Liabilities") and no other liabilities or obligations:

                  (a) all liabilities and obligations of any Seller arising from and after the Closing pursuant to the terms of the indebtedness of Sellers listed on Schedule 3.1(a) (the "Assumed Debt Obligations");

                  (b) all liabilities and obligations of any Seller arising from and after the Closing under any Assumed Contract (other than Retention Agreements, which are addressed in Section 3.1(d) below);

                  (c) all liabilities and obligations of any Seller arising at any time under the indebtedness and other liabilities of Sellers listed on
Schedule 3.1(c);

                  (d) all liabilities and obligations of any Seller under the Retention Agreements; provided, however, that, notwithstanding the foregoing or any other provision in this Agreement to the contrary, Purchaser shall not assume any obligation under the Retention Agreements in excess of $14,000,000 in the aggregate unless Purchaser has requested in writing to TWA that it wishes to expand such Retention Agreements in scope and amount;

                  (e) in order to retain directors of TWA, the liabilities and obligations of TWA to provide the air travel benefits described on Schedule 3.1(e) from and after the Closing;

                  (f) liabilities and obligations of TWA incurred as a result of a violation by Purchaser of Section 8.16;

                  (g) liabilities and obligations of TWA to honor vouchers issued by TWA solely to passengers who were denied boarding or who voluntarily relinquished seats on scheduled flights due to overbooking; and

                  (h) liabilities and obligations of any Seller arising directly out of those proceedings set forth on Schedule 2.1(v).

Except as set forth above, Purchaser shall not assume or be liable for any other obligations or liabilities of Sellers (including, without limitation, any cure amounts payable to other parties to the Assumed Contracts).

         3.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of any Seller, whether primary or secondary, direct or indirect, other than the Assumed Liabilities. Sellers shall retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations other than the Assumed Liabilities to the extent specifically provided in Section 3.1, including without limitation those set forth below (all such liabilities and obligations retained by Seller being referred to herein as the "Retained Liabilities"):

                  (a) all obligations or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers that relate to any of the Excluded Assets;

                  (b) all obligations or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers relating to Taxes with respect to the Transferred Assets or otherwise, for all periods, or portions thereof, on or prior to the Closing Date;

                  (c) all obligations or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement and the DIP Facility;

                  (d) liabilities and obligations for which Purchaser assumes no obligation or liability as described in Section 3.1(d);

                  (e) all obligations or liabilities for any borrowed money incurred by any Seller or any predecessor(s) or Affiliate(s) of Sellers;

                  (f) all obligations of Sellers related to the right to or issuance of any capital stock or other equity interest of any Seller, including, without limitation, any stock options or warrants;

                  (g) all obligations or liabilities of Sellers to the FAA for any fines and penalties;

                  (h) all obligations or liabilities of Sellers to provide air travel or related services pursuant to any flight travel privileges, awards or certificates or any similar agreements, arrangements or understandings (whether written or oral), other than as expressly set forth in Section 3.1(g); and

                  (i) all liabilities and obligations of Sellers or any predecessor(s) or Affiliate(s) of Sellers resulting from, caused by or arising out of, directly or indirectly, the conduct of their respective businesses or ownership or lease of any of their properties or assets or any properties or assets previously used by any Seller at any time prior to or on the Closing Date, including without limitation such of the foregoing (i) as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of requirement of any Law, (ii) that relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial Laws, occupational safety and health Laws or other Laws or (iii) that relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character against any Seller or any predecessor(s) or Affiliate(s) of Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued.

                                   ARTICLE IV

                                 PURCHASE PRICE

         4.1 Purchase Price. In consideration of the conveyance to Purchaser of each Seller's right, title and interest in and to the Transferred Assets and the other rights granted to Purchaser pursuant hereto, and subject to the conditions and in accordance with terms hereof, at Closing, Purchaser shall (i) assume the Assumed Liabilities and (ii) pay TWA an aggregate of $500,000,000 in cash, subject to adjustments as provided in Section 4.3 and Section 4.4 (clauses (i) and (ii), together in the aggregate, are referred to as the "Purchase Price"), any offsets to the Purchase Price pursuant to Section 4.7 and any holdbacks of the Purchase Price pursuant to Section 4.8.

         4.2 Allocation of Purchase Price. Purchaser shall, within 120 days after the Closing Date, prepare and deliver to TWA for its consent (which consent shall not be unreasonably withheld) a schedule allocating the Purchase Price among the Transferred Assets in accordance with Treasury Regulation 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. If TWA raises objections, Purchaser and TWA will negotiate in good faith to resolve such objections. Purchaser, TWA and each other Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Purchaser, TWA and each other Seller shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. If and to the extent the parties are unable to agree on such allocation, each shall be free to make its own allocation for tax purposes. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

         4.3 Working Capital Adjustment.

                  (a) Prior to Closing, Purchaser shall prepare and deliver to TWA in accordance with Section 13.1 an estimated statement of certain working capital accounts of TWA as of the Closing Date in the format of Schedule 4.3(a) hereto (the "Pre-Closing Statement"). The Pre-Closing Statement shall be prepared by Purchaser in good faith on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of the consolidated balance sheet of TWA and its subsidiaries as of September 30, 2000 as included in TWA's quarterly report on Form 10-Q for the quarter ended September 30, 2000, as filed with the Securities and Exchange Commission (the "September Balance Sheet"), and in accordance with generally accepted accounting principles consistently applied (without regard to consummation of the transactions contemplated by this Agreement or the Chapter 11 Cases).

                  (b) Based on the Pre-Closing Statement, the Purchase Price shall be adjusted immediately prior to Closing as follows:

                           (i) the Purchase Price shall be (A) increased by 100% of the amount, if any, by which the Accounts Receivable Amount is greater than $245,732,000 or (B) decreased by 100% of the amount, if any, by which the Accounts Receivable Amount is less than $245,732,000;

                           (ii) the Purchase Price shall be (A) increased by 50% of the amount, if any, by which the Spare Parts Amount is greater than $106,333,000 or (B) decreased by 50% of the amount, if any, by which the Spare Parts Amount is less than $106,333,000;

                           (iii) the Purchase Price shall be (A) increased by 100% of the amount, if any, by which the Advance Ticket Sales Amount is less than $304,647,000 or (B) decreased by 100% of the amount, if any, by which the Advance Ticket Sales Amount is greater than $304,647,000; and

                           (iv) the Purchase Price shall be (A) increased by 100% of the amount, if any, by which the Accrued Employee Expenses Amount is less than $145,206,000 or (B) decreased by 100% of the amount, if any, by which the Accrued Employee Expenses Amount is greater than $145,206,000.

                  (c) Within 45 Business Days after Closing, Purchaser shall prepare and deliver to TWA in accordance with Section 13.1 a statement of certain working capital accounts of TWA as of the Closing Date in the format of
Schedule 4.3(a) hereto (the "Closing Statement"). The Closing Statement shall be prepared by Purchaser in good faith on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of the September Balance Sheet, and in accordance with generally accepted accounting principles consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

                  (d) After receipt of the Closing Statement, TWA shall have 10 Business Days to review it together with the work papers used in the preparation thereof. Unless TWA delivers written notice to Purchaser on or prior to the 10th Business Day after TWA's receipt of the Closing Statement stating that it has objections thereto, TWA shall be deemed to have accepted and agreed to the Closing Statement. TWA shall not object to any method, principle, practice or policy employed in the preparation of the Closing Statement if such method, principle, practice or policy is consistent in all material respects with that employed in the preparation and presentation of the September Balance Sheet. If, however, TWA notifies Purchaser of objections to the Closing Statement on or prior to the 10th Business Day after TWA's receipt of the Closing Statement, the parties shall in good faith attempt to resolve, within 10 Business Days (or such longer period as the parties may agree in writing) following such notice (the "Resolution Period"), their differences with respect to such objections and any resolution by them as to any disputed amounts shall be final, binding and conclusive.


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

                  (e) Amounts relating to any working capital account set forth in the Closing Statement remaining in dispute at the conclusion of the Resolution Period shall be promptly submitted to the Bankruptcy Court for determination.

                  (f) Once the Closing Statement has been finalized in accordance with this Section 4.3 (as so finalized, the "Final Closing Statement"), the Purchase Price (without giving effect to the adjustment provided by Section 4.3(b)) shall be adjusted as follows:

                           (i) the Purchase Price shall be (A) increased by 100% of the amount, if any, by which the Accounts Receivable Amount is greater than $245,732,000 or (B) decreased by 100% of the amount, if any, by which the Accounts Receivable Amount is less than $245,732,000;

                           (ii) the Purchase Price shall be (A) increased by 50% of the amount, if any, by which the Spare Parts Amount is greater than $106,333,000 or (B) decreased by 50% of the amount, if any, by which the Spare Parts Amount is less than $106,333,000;

                           (iii) the Purchase Price shall be (A) increased by 100% of the amount, if any, by which the Advance Ticket Sales Amount is less than $304,647,000 or (B) decreased by 100% of the amount, if any, by which the Advance Ticket Sales Amount is greater than $304,647,000; and

                           (iv) the Purchase Price shall be (A) increased by 100% of the amount, if any, by which the Accrued Employee Expenses Amount is less than $145,206,000 or (B) decreased by 100% of the amount, if any, by which the Accrued Employee Expenses Amount is greater than $145,206,000.

                  (g) If the Purchase Price as adjusted pursuant to Section 4.3(f) is less than the Purchase Price as adjusted pursuant to Section 4.3(b), TWA shall promptly pay Purchaser an amount of cash equal to the difference obtained by subtracting the Purchase Price as adjusted pursuant to Section 4.3(f) from the Purchase Price as adjusted pursuant to Section 4.3(b). If the Purchase Price as adjusted pursuant to Section 4.3(f) is greater than the Purchase Price as adjusted pursuant to Section 4.3(b), Purchaser shall promptly pay TWA an amount of cash equal to the difference obtained by subtracting the Purchase Price as adjusted pursuant to Section 4.3(b) from the Purchase Price as adjusted pursuant to Section 4.3(f).

                  (h) During the preparation of the Pre-Closing Statement and Closing Statement and the period of any review or dispute within the contemplation of this Section 4.3, TWA shall, and shall cause the other Sellers and all representatives of the Sellers (including, without limitation, TWA's auditors) to, (i) provide Purchaser and its authorized representatives with full access at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of TWA and the other Sellers, to all relevant books, records, work papers, information and employees of such Persons, and (ii) cooperate fully with the Purchaser and its authorized representatives, in


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

each case (i) and (ii), as necessary or useful for the preparation, calculation and review of the Pre-Closing Statement and Closing Statement or for the contemplated resolution of any dispute between the parties relating thereto.

                  (i) Notwithstanding anything in this Section 4.3 to the contrary, no adjustment to the Purchase Price shall be made unless and until the aggregate adjustment to the Purchase Price that would otherwise be required by this Section 4.3 shall equal or exceed $5,000,000, in which case the full amount of such adjustment shall be made to the Purchase Price pursuant to this Section
4.3 without regard to this paragraph (i).

         4.4 Other Adjustments to Purchase Price.

                  (a) In the event that, as a result of the operation of Section
11.1 or upon mutual agreement of the parties, any Transferred Asset that would be otherwise purchased at the Closing is not purchased at the Closing (or in the event that any tangible Transferred Asset has been damaged as described in
Section 11.1, but such damage has not been fully repaired), then the Purchase Price shall be reduced by the portion of the Purchase Price allocable to such Transferred Asset in a manner consistent with Schedule 4.4 (or, in the case of such damaged asset, by the amount necessary to fully repair such damaged asset) except as otherwise set forth in paragraphs (b), (c), (d) and (e) below.

                  (b) With respect to each Owned Aircraft, the portion of the Purchase Price allocated to each such item (and accordingly, the Purchase Price as a whole) shall be adjusted as follows:

                           (i) reduced by the amount such Owned Aircraft has depreciated, determined as set forth on Schedule 4.4, from the date of the Original Agreement until the date of delivery of such Owned Aircraft;

                           (ii) if any Owned Aircraft is not in Delivery Condition as of the Closing Date, reduced by an amount equal to the product obtained by multiplying the number of Owned Aircraft that are not in Delivery Condition as of the Closing Date by $50,000; and

                           (iii) for each Owned Aircraft that is not to be transferred to Purchaser at the Closing for any reason, reduced by an amount consistent with the allocations as set forth on Schedule 4.4.

                  (c) With respect to each Leased Aircraft, the portion of the Purchase Price allocated to each such item (and accordingly, the Purchase Price as a whole) shall be adjusted as follows:

                           (i) if any Leased Aircraft is not in Delivery Condition as of the Closing Date, reduced by an amount equal to the product obtained by multiplying the number of Leased Aircraft that are not in Delivery Condition as of the Closing Date by $50,000; and


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

                           (ii) for each Leased Aircraft that is not to be transferred to Purchaser at the Closing for any reason, reduced by an amount consistent with the allocations as set forth on Schedule 4.4.

                  (d) With respect to any Slot, Gate, Gate Lease, Ground Equipment, Ground Equipment Lease, Gate Property, Gate Property Lease, Engine, Spare Part or any other Transferred Asset that is not to be transferred to Purchaser at the Closing for any reason, the portion of the Purchase Price allocated to each such item (and accordingly, the Purchase Price as a whole) shall be reduced by an amount consistent with the allocations as set forth on
Schedule 4.4 or as mutually agreed by the parties hereto if not specifically included thereon.

                  (e) With respect to Aircraft Leases and Gate Leases listed on
Schedule 2.2, all fees, costs, penalties and expenses incurred by Seller as a result of a breach by Purchaser of Section 8.16 shall be reimbursed by Purchaser to Seller and the Purchase Price shall be increased by such amount.

                  (f) In accordance with the Sale Procedures Order, if Purchaser is the prevailing bidder for Transferred Assets but not for the Worldspan interest, the Purchase Price shall be reduced by $200,000,000.00.

         4.5 Prorations. TWA shall bear all personal property and ad valorem tax liability with respect to the Transferred Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other property taxes, ad valorem taxes and similar recurring taxes and fees on the Transferred Assets, and all lease payments or similar recurring payments under lease agreements that are Assumed Contracts, shall be pro rated between Purchaser and the applicable Seller as of 12:01 a.m. local time on the Closing Date. All payments to be made by Purchaser or any Seller in accordance with this Section 4.5 shall be made, to the extent then determinable, at the Closing with such payments deposited into escrow until due, or, to the extent not determinable as of the Closing, promptly following the determination thereof, with such payments deposited into escrow until due. Purchaser shall have the right of reasonable review and approval of TWA's property tax returns and assessments and the right to contest any assessment for which Purchaser bears any economic responsibility. TWA shall reasonably cooperate with Purchaser to advance any contest.

         4.6 Transfer Taxes. Any sales, use, transfer, recording or similar taxes due as a result of the transactions provided for herein shall be paid (i) with respect to real property, pro rata by Sellers and Purchaser based on the relative value of real property transferred to Purchaser pursuant to this Agreement and (ii) with respect to personal property, by Sellers. Notwithstanding the foregoing, the Approval Order shall contain a provision that the Sellers' sale, transfer, assignment and conveyance of the Transferred Assets to Purchaser hereunder shall be entitled to the protections afforded under
Section 1146(c) of the Bankruptcy Code. The parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

         4.7 Offsets to Purchase Price. The Purchase Price payable by Purchaser to Sellers at the Closing shall be offset by crediting Purchaser with the following amounts (collectively, the "Purchase Price Offset Amount"):

                  (a) total aggregate principal, interest, fees and other amounts outstanding and payable to Purchaser under the DIP Facility as of the Closing Date;

                  (b) TWA's payment obligation to Purchaser under Section 8.6;
and

                  (c) all other amounts owed by Sellers to Purchaser under this Agreement that are unpaid and outstanding as of the Closing Date.

         4.8 Holdbacks to Purchase Price. The amount of any personal property, excise, ad valorem, sales, use, transfer, recording or similar tax liability, or any other taxes required to be withheld by any taxing jurisdiction, relating to a Transferred Asset that are (i) not dischargeable in the Chapter 11 Cases and
(ii) attributable to Sellers pursuant to Section 4.5 and Section 4.6 and unpaid or not yet due and payable shall be estimated in good faith by Purchaser as of the Closing Date and deducted from the Purchase Price payable by Purchaser to Sellers at Closing and such amount shall be held by the Purchaser and used for the sole purpose of discharging and releasing any liens on or claims to such Transferred Assets with respect to such items pursuant to Section 9.6.

                                    ARTICLE V

                                     CLOSING

         5.1 Closing. The consummation of the purchase of each Seller's right, title and interest in and to the Transferred Assets contemplated hereby (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas subject to the satisfaction or waiver of the conditions set forth in Section 5.4 and Section 5.5, as soon as practicable after the date hereof and in any event not later than the Scheduled Closing Date, or at such other time and place and on such other date as Purchaser and TWA shall agree (the "Closing Date").

         5.2 Deliveries at Closing. At the Closing:

                  (a) TWA shall deliver, or cause each Seller to deliver, as applicable, to Purchaser the items described in clauses (i) through (vi) below, to the extent applicable with respect to the Closing:

                           (i) a general bill of sale and assignment, in form and substance reasonably satisfactory to Purchaser (the "Bill of Sale"), with respect to the Transferred Assets to be conveyed by such Seller at the Closing and any other documents reasonably requested by Purchaser so as to convey to Purchaser good title, free and clear of all Liens (other than Permitted Liens), to all of each Seller's right, title and interest in and to the Transferred Assets to be conveyed at the

         Closing (other than Owned Aircraft and Engines), each executed by each applicable Seller;

                           (ii) instruments of conveyance or consents to assignment for the assignment of the Slots and Routes, in form and substance reasonably satisfactory to Purchaser, executed by each applicable Seller;

                           (iii) for each Owned Aircraft and Engine being conveyed at the Closing, a full warranty (as to title) and a FAA bill of sale, each in form and substance reasonably satisfactory to Purchaser, executed by each applicable Seller;

                           (iv) the warranty deeds, title insurance policies, surveys and tax withholding affidavits satisfying Section 1445(b)(2) of the Code, each in form and substance reasonably satisfactory to Purchaser, with respect to any Owned Real Estate transferred by any Seller;

                           (v) the officers' certificates referenced in Section 5.4(c); and

                           (vi) all other documents, certificates, instruments or writings reasonably requested by Purchaser in connection herewith.

                  (b) Purchaser shall deliver to TWA, to the extent applicable with respect to the Closing, the items described in clauses (i) through (iv) below:

                           (i) the Purchase Price set forth on the Pre-Closing Statement (less the Purchase Price Offset Amount) by wire transfer of immediately available funds to the account or accounts designated by TWA no later than two Business Days prior to the Closing;

                           (ii) an assumption agreement pursuant to which Purchaser assumes at the Closing the Assumed Liabilities being assigned at the Closing, in form and substance reasonably satisfactory to TWA (the "Assumption Agreement"), executed by Purchaser;

                           (iii) the officer's certificate referenced in Section 5.5(c); and

                           (iv) all other documents, certificates, instruments or writings reasonably requested by TWA in connection herewith.

         5.3 Delivery of Transferred Assets. At Closing, TWA shall, and shall cause each other Seller to, place Purchaser in full possession and control of the Transferred Assets being acquired at the Closing. Each Owned Aircraft and Leased Aircraft shall be delivered to Purchaser in accordance with the procedures specified in this Section 5.3 and with the risk of loss remaining with the applicable Seller until delivery has been made; provided, that Purchaser and Seller agree to use their reasonable best efforts to coordinate such delivery in a mutually agreeable manner such to permit the avoidance, to the maximum extent possible, of any Taxes. On the Closing Date, the transfer of aircraft from Sellers to Purchaser will require the following actions: (i) with respect to each Leased Aircraft, the lease for which will be assumed by Purchaser at the Closing, each such Leased Aircraft which is in scheduled service will remain in scheduled service on the Closing Date and will not be subject to any interruption in its planned schedule on the Closing Date, except any Leased Aircraft which is assigned to scheduled service but which is temporarily removed from service pending required maintenance will continue to undergo required maintenance. Any Leased Aircraft which has been removed from scheduled service due to scheduled maintenance will continue to undergo such scheduled maintenance on the Closing Date; (ii) with respect to any Leased Aircraft, the lease for which will not be assumed by Purchaser at the Closing, and all Owned Aircraft listed on Schedule 2.2, (A) each of such aircraft which is in scheduled service will be removed from scheduled service at Closing and will be situated at a location deemed appropriate by TWA, or as applicable, the lessor of such Leased Aircraft, (B) each of such aircraft assigned to scheduled service but temporarily out of service due to corrective maintenance will be immediately situated (or, if necessary, repaired to an airworthy condition and parked thereafter) at a location deemed appropriate by TWA, or as applicable, the lessor of such Leased Aircraft and (C) each of such aircraft removed from scheduled service pending scheduled maintenance will be situated "as is" at a location deemed most appropriate by TWA, or as applicable, the lessor of such Leased Aircraft; and (iii) prior to the Closing, (A) Sellers will submit a motion to establish the procedures for assuming and assigning Aircraft Leases and (B) the Bankruptcy Court will enter an order establishing (1) which Aircraft Leases will be rejected by the applicable Seller and (2) which Aircraft Leases will be assumed by the applicable Seller and assigned to Purchaser.

         5.4 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Purchaser:

                  (a) All representations and warranties of Sellers in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and complete in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of that date (other than any such representations or warranties that expressly speak only as of an earlier date); provided, that this condition shall be deemed satisfied if any inaccuracies in any of such representations and warranties at and as of the applicable date (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

                  (b) All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (c) Purchaser shall have received a certificate or certificates, dated as of the Closing Date, executed on behalf of Sellers, each by an authorized executive officer thereof, certifying in such detail as Purchaser may reasonably request that the conditions specified in Section 5.4(a) and Section 5.4(b) hereof have been fulfilled.

                  (d) The waiting period under the HSR Act or any other applicable competition, merger, control, antitrust Law or similar Law shall have expired or terminated, and the FAA, DOT and any other Governmental Authorities whose consent is required for consummation of the transactions contemplated hereby (including without limitation the applicable regulatory body of the European Union) shall have issued all approvals required for the transactions contemplated hereby, and no condition or requirement unacceptable to Purchaser in its sole discretion shall be imposed on or required of Purchaser or any of its Affiliates as a result of or as a condition to any of the foregoing.

                  (e) All Consents described on Schedule 6.11 shall have been obtained (without any limitation, restriction or condition not otherwise applicable to the applicable Seller being imposed on Purchaser or its ownership or use of any Transferred Assets), except for where the failure to obtain such Consents will not have had, or would not be reasonably likely to have, a Material Adverse Effect.

                  (f) No action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. Section 157(b) and (c)) shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or that, if adversely determined, could be materially adverse to the operation or use of the Transferred Assets, and any such actions, suits or proceedings that have theretofore been brought and determined shall have become Final Orders.

                  (g) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

                  (h) No loss of or damage to any Transferred Asset(s) shall have occurred since the date of the Original Agreement, except for (i) damage that has already been fully repaired, (ii) losses that have been replaced with assets of comparable or higher quality with the reasonable approval of Purchaser and (iii) other damage or losses that, in the aggregate, have not had, or would not be reasonably likely to have, a Material Adverse Effect.

                  (i) No loss or modification of or limitation on any Assumed Contract shall have occurred since the date of the Original Agreement without the written consent of Purchaser in its sole discretion, including without limitation any forfeiture, expiration without renewal, termination or other loss thereof, except for losses, modifications or limitations that, in the aggregate, have not had, or would not be reasonably likely to have, a Material Adverse Effect.

                  (j) No loss of or limitation on any Route shall have occurred since the date of the Original Agreement without the written consent of Purchaser in its sole discretion, including without limitation any forfeiture, expiration without renewal, termination or other loss thereof.

                  (k) No Slot shall have been withdrawn by the FAA or designated for withdrawal by the FAA for any reason whatsoever (except those that have been reinstated as of the Closing and those relinquished with the written consent of Purchaser in its sole discretion) and Sellers' right or license to use any Slot shall have not expired without renewal or have been terminated or revoked by the FAA for any reason whatsoever (except those that have been reinstated as of the Closing, those relinquished with the written consent of Purchaser in its sole discretion and those under leases that have expired by their terms) and no Law shall have been enacted, adopted, modified, amended or repealed, the effect of which is to prevent the transfer of any Slot or materially limit or prohibit the use by Purchaser of any Slot.

                  (l) The Approval Order and the Sale Procedures Order shall have been entered, shall be in form and substance reasonably satisfactory to Purchaser, and shall have each become a Final Order, and the Approval Order, the Sale Procedures Order and any other orders of the Bankruptcy Court with respect to this Agreement and the DIP Facility shall be in form and substance reasonably satisfactory to Purchaser.

                  (m) The CBA Amendments, in form and substance reasonably acceptable to Purchaser in its sole discretion, shall have been obtained.

                  (n) The Rights Plan Amendment, if required by Purchaser, in form and substance reasonably acceptable to Purchaser, shall have been obtained and shall be in full force and effect.

                  (o) No event, events or circumstance shall have occurred since the date of the Original Agreement and Purchaser shall not learn of any event, events or circumstances which, independently or together with any other event, events or circumstance that have occurred or are reasonably likely to occur, have or are reasonably likely to have a Material Adverse Effect.

                  (p) A Final Order shall have been entered rejecting all discounted, bulk-sale or similar ticketing agreements or arrangements between TWA and any other party.

                  (q) No claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character (i) costing or expected by Purchaser to cost more than $55,000,000 in the aggregate or (ii) requiring Purchaser to take, or restraining Purchaser from taking, any action that is determined by Purchaser to be materially adverse to, or unduly burdensome in, conducting Purchaser's business and operations from and after the Closing, in each case, shall be owed by or binding on, be reasonably expected to be owed by or binding on, or, for any then pending matters, if determined adversely, be owed by or binding on Purchaser.

         5.5 Conditions Precedent to Obligations of TWA. The obligations of TWA and each other Seller under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of TWA:

                  (a) All representations and warranties of Purchaser made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and complete in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and as of the Closing Date as if made on and as of that date (other than such representations or warranties that expressly speak only as of an earlier date); provided, that this condition shall be deemed satisfied if any inaccuracies in any of such representations and warranties at and as of the applicable date (without giving effect to any materiality qualifications or exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

                  (b) All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (c) TWA shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 5.5(a) and Section 5.5(b) have been fulfilled.

                  (d) The waiting period under the HSR Act or any other applicable competition, merger, control, antitrust Law or similar Law shall have expired or terminated, and the FAA, DOT and any other Governmental Authorities whose consent is required for consummation of the transactions contemplated hereby (including without limitation the applicable regulatory body of the European Union) shall have issued all approvals required for the transactions contemplated hereby.

                  (e) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

                  (f) The Approval Order shall have been entered.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Subject to any exceptions set forth in the Schedule of Exceptions (whether or not an express reference is made in this Article VI to such Schedule of Exceptions), TWA makes the following representations and warranties to Purchaser with respect to itself and each other Seller, as applicable, each of which shall be true and correct as of the date of the Original Agreement and as of the Closing Date (except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date) and shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Purchaser.

         6.1 Organization and Good Standing. Each Seller is a corporation or other entity duly organized and validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite corporate or other organizational power and authority to own, lease or otherwise hold its properties and assets and carry on its business as presently conducted. Each Seller is qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

         6.2 Authorization and Effect of Agreement. TWA has the requisite corporate power and authority (a) to execute and to deliver this Agreement and the Collateral Agreements to which it will be a party and (b) in the event the Sale Procedures Order and the Approval Order are entered by the Bankruptcy Court, to perform its obligations hereunder and under any such Collateral Agreements. The execution and delivery by each Seller of the Collateral Agreements to which it will be a party have been (or will be at the time of execution thereof) duly authorized by all necessary corporate or other organizational action on the part of such Seller. The execution and delivery of this Agreement and the Collateral Agreements by TWA, and subject to clause (b) above, the performance by TWA of its obligations hereunder and thereunder and the consummation by TWA of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate action on the part of TWA is necessary to authorize the execution and delivery of this Agreement, the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby. The execution and delivery by each Seller of the Collateral Agreements to which it will be a party have been (or will be at the time of execution thereof) duly authorized by all necessary corporate or other organizational action on the part of such Seller. This Agreement has been duly and validly executed and delivered by TWA and constitutes a valid and binding obligation of TWA, enforceable against TWA in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, including, without limitation, for purposes of the representation and warranty being made as of the Closing Date, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Cases, and (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (c) for purposes of the representation and warranty being made as of the date of the Original Agreement (but not for purposes of the representation and warranty being made as of the Closing Date), to the commencement of the Chapter 11 Cases, competing offers as described in Section 8.11(a), and entry of the Approval Order. Each of the Collateral Agreements, when executed and delivered by TWA or any Seller, as applicable, at the Closing, shall constitute a valid and binding agreement of TWA or such Seller, enforceable against TWA or such Seller in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, including, without limitation, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Cases, (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         6.3 No Conflicts. The execution and delivery by TWA of this Agreement and any Collateral Agreements to which it will be a party and the execution and delivery by each other Seller of each Collateral Agreement to which it will be a party do not and will not, as applicable, and, in the event TWA commences a Chapter 11 Case and the Approval Order is entered by the Bankruptcy Court, the performance by each Seller of the transactions contemplated by this Agreement or such Collateral Agreements, as applicable, will not, (a) conflict with, or result in any violation of, or constitute a default under (except as a result of the Chapter 11 Cases), or, as applicable, give rise to the creation of a Lien upon any of the Transferred Assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (i) any provision of the certificate of incorporation or bylaws or other applicable constituent documents of any Seller, (ii) and except for consents required to assign certain Assumed Contracts as described on Schedule 6.11 hereto, any of the terms, conditions or provisions of any Contract by which any Seller is bound, (iii) any Law applicable to or binding on any Seller or any of its respective assets, (b) affect the ability of Purchaser to own, use or operate the Transferred Assets following the Closing in substantially the same manner as the Transferred Assets are presently owned, used or operated by any Seller, (c) create any Lien on or any right of any third party to purchase, use or operate any of the Transferred Assets or (d) accelerate or trigger any right or obligation of any party under any Assumed Contract.

         6.4 No Third Party Options. Except as set forth in Schedule 6.4, there are no existing agreements, options or commitments granting to any Person the right to acquire any Seller's right, title or interest in or to any of the Transferred Assets or any interest therein.

         6.5 Data. All Data are true and correct in all material respects (other than FAA maintenance records, which are true and correct in all respects) and are accurately extracted from the books and records of Sellers.

         6.6 Consents and Approvals. Other than in connection with the commencement of the Chapter 11 Cases, entry of the Sale Procedures Order, entry of the Approval Order and as set forth on Schedule 6.6, the execution and delivery by Sellers of this Agreement and any Collateral Agreements to which it will be a party does not and will not, and the consummation by Sellers of the transactions contemplated hereby and thereby will not, require any Consent, except (i) as disclosed on Schedule 6.11, (ii) for compliance with the HSR Act,
(iii) as required by the FAA, (iv) as required by the DOT and (v) as required by the European Union.

         6.7 Permits; Compliance with Law. Schedule 6.7 sets forth a true, correct and complete list of all Permits. Sellers possess all Permits necessary for the operation and ownership of the Transferred Assets. All Permits issued to any Seller are in full force and effect. No outstanding violations are or have been recorded in respect of any of the Permits. The use and operation by any Seller of the Transferred Assets and the conduct of its business comply with all Laws and the requirements and conditions of all Permits, including without limitation all applicable operating certificates and authorities, common carrier obligations, airworthiness directives, and all other rules, regulations, directives and policies of the FAA, DOT and all other Governmental Authorities having jurisdiction over the Transferred Assets and the business conducted by Sellers. No proceeding is pending or, to TWA's knowledge, threatened to revoke, withdraw or limit any such Permit, and there is no fact, error or admission relevant to any Permit that would permit the violation of or revocation, withdrawal or limitation or result in the threatened violation of or revocation, withdrawal or limitation of any such Permit. Except as set forth on Schedule 6.7, on or immediately after the Closing, each Permit will continue in full force and effect and accrue to the benefit of Purchaser without any consent, approval or modification required by or from any Governmental Authority.

         6.8 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to TWA's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by any Seller in connection with this Agreement. Other than the Chapter 11 Cases, there are no lawsuits, claims, administrative or other proceedings or investigations relating to the ownership or use of the Transferred Assets or conduct of business by Sellers or otherwise affecting the Transferred Assets pending, or, to TWA's knowledge, threatened against any Seller. Other than pursuant to the Chapter 11 Cases, there are no judgments, orders or decrees of any Governmental Authority binding on any Seller that relate to the Transferred Assets or otherwise affect the Transferred Assets.

         6.9 Title to and Condition of Assets. The applicable Seller has, and at the Closing, such Seller shall convey to Purchaser, good, valid and indefeasible title to the Transferred Assets (other than the Leased Assets), free and clear of all Liens other than Permitted Liens. With respect to any Leased Assets, the applicable Seller has a valid leasehold interest therein for the term specified in Schedule 6.12(b) and
Schedule 6.16(a). The Transferred Assets constituting tangible property, taken as a whole, are in good operating condition and repair, subject to normal wear, are usable in the regular and ordinary course of business and conform in all material respects to applicable Laws.

         6.10 U.S. Citizen; Air Carrier. TWA and each other Seller is a "citizen of the United States" as defined in the Federal Aviation Act and is an "air carrier" within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

         6.11 Assumed Contracts. The Assumed Contracts are valid and enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. No Seller is, and to TWA's knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation under any Assumed Contract (other than payments or amounts due thereunder, which shall be paid or discharged by TWA at or prior to the Closing), and, to TWA's knowledge, no event has occurred, which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Other than in connection with the commencement of the Chapter 11 Cases, entry of the Sale Procedures Order, entry of the Approval Order and as set forth on Schedule
6.11 hereto, none of the Assumed Contracts requires the consent of any party to its assignment in connection with the transactions contemplated hereby. True and complete copies of all Assumed Contracts have been delivered to Purchaser.

         6.12 Aircraft; Engines and Spare Parts.

                  (a) Schedule 6.12(a) sets forth a true, correct and complete list of all aircraft owned by any Seller (other than aircraft listed on Schedule 2.2) (collectively, "Owned Aircraft"), including identification of which Seller owns such aircraft, a description of the type and aircraft number of each such aircraft and the date the applicable Seller placed such aircraft in service or proposes to place such aircraft in service.

                  (b) Schedule 6.12(b) sets forth a true, correct and complete list of all lease, sublease or other agreements (including without limitation by means of one or more capital leases) pursuant to which any Seller operates aircraft (other than leases relating to aircraft listed on Schedule 2.2) (collectively, "Aircraft Leases"), including identification of which Seller leases such aircraft, a description of the type and aircraft number of each such aircraft and the date the applicable Seller placed such aircraft in service or proposes to place such aircraft in service.

                  (c) Each Owned Aircraft and aircraft subject to Aircraft Leases ("Leased Aircraft") has as of February 26, 2001 the number of flight hours and calendar time indicated on Schedule 6.12(c) remaining prior to its next "C" or "D" check and a notation as to whether the aircraft (i) complies with Stage 3 noise level requirements of the Airport Noise and Capacity Act of 1990; and (ii) requires refitting or repair to bring it into compliance with any outstanding FAA aircraft requirements mandated by certain airworthiness directives promulgated by the FAA.

                  (d) Except as set forth in Schedule 6.12(d), each Owned Aircraft and Leased Aircraft is in Delivery Condition and has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

                  (e) Each Owned Aircraft and Leased Aircraft complies with the aircraft records requirements of the Federal Aviation Act.

                  (f) Each Owned Aircraft's and Leased Aircraft's structure, systems and components are functioning in accordance with its intended use as set forth in FAA-approved documentation, including any applicable manuals, technical standard orders or parts manufacturing approval certificates.

                  (g) Other than in the ordinary course of business consistent with past practice and except as set forth on Schedule 6.12(g), no deferred or carryover maintenance items exist with respect to any Owned Aircraft and Leased Aircraft and all temporary repairs to each such aircraft have been made permanent.

                  (h) Each Owned Aircraft and Leased Aircraft is properly registered on the FAA aircraft registry.

                  (i) Except as set forth on Schedule 6.12(i), no Seller is a party to any interchange or pooling agreements with respect to its Owned Aircraft and Leased Aircraft, Engines or Spare Parts.

                  (j) Each Seller has maintained Owned Aircraft and Leased Aircraft in compliance in all material respects with all applicable statutes and regulations as in effect from time to time and in accordance with such Seller's standard maintenance procedures approved by applicable Government Authorities.

                  (k) Except as set forth in Schedule 6.12(d), each Seller has maintained, inspected, serviced, repaired, overhauled and tested (or caused to be maintained, inspected, serviced, repaired, overhauled and tested) the Owned Aircraft, Leased Aircraft and Engines (including spare Engines) so as to keep such items (i) in Delivery Condition and in as good operating condition as when delivered to such Seller, ordinary wear and tear excepted, and within the acceptable limits of performance provided in the applicable manufacturer's maintenance manuals and service bulletins, all in accordance with standards that are approved by the FAA, (ii) in conformity with the applicable operating manual, instructions and mandatory service bulletins and all airworthiness directives issued by the FAA and any other Governmental Authority having jurisdiction over such aircraft, (iii) in such condition that such aircraft, including each engine installed thereon, complies with the FAA type certificate (as in effect form time to time) issued to the manufacturer of such aircraft or such engine, and (iv) in such a condition as is necessary to enable the applicable airworthiness certification for each such aircraft and engine to be maintained in good standing, valid and current, at all times (other than temporary periods of storage in accordance with applicable regulations) under the Federal Aviation Act and all regulations issued pursuant thereto.

                  (l) Each Seller has maintained or caused to be maintained all records, logs and other materials required to be maintained in respect of the Owned Aircraft and Leased Aircraft, Engines and Spare Parts by the FAA and any other applicable Governmental Authority, including all historical maintenance records and other data with respect to such aircraft and Engines in a manner such that there are no missing pieces of material information from the earliest date required by applicable Law (including without limitation the Federal Aviation Act and FAA directives) with respect to each such aircraft or Engine.

                  (m) No Seller has maintained, used or operated any Owned Aircraft and Leased Aircraft in violation, in any material respect, of any law or any rule, regulation or order of any Governmental Authority having jurisdiction over such aircraft or in violation of any airworthiness certificate, license or registration relating to any such aircraft.

                  (n) Each Seller has complied with all issued and effective mandatory manufacturer's service bulletins and airworthiness directives with respect to the Owned Aircraft and Leased Aircraft.

                  (o) No Owned Aircraft and Leased Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than the applicable Seller, to operate such aircraft in air transportation or otherwise.

         6.13 Slots. Schedule 6.13 sets forth a true, correct and complete list of all takeoff and landing slots and other similar takeoff and landing rights ("Slots") used by any Seller on the date of the Original Agreement at any domestic or international airport, including a true, correct and complete list of all Slot lease agreements. Sellers will have complied in all material respects with the requirements of the regulations issued under the Federal Aviation Act and any other Laws with respect to the Slots. The Slots have not been identified as being subject to withdrawal under the provisions of SCAR No. 48, and Sellers have not received any notice, and they have no knowledge, of any proposed withdrawal of the Slots by the FAA, the DOT or any other Governmental Authority. The Slots have not been designated for the provision of essential air services in accordance with the regulations issued under the Federal Aviation Act, were not acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R.
Section 93.217. Sellers have used each Slot either at least 80% of the maximum amount that each Slot could have been used during each full and partial reporting period (as described in 14 C.F.R. Section 93.227(i)) or such greater or lesser amount of minimum usage as may have been required to protect such Slot's authorization from termination or withdrawal under regulations established by any Governmental Authority or airport authority. All reports required by the FAA or any Governmental Authority relating to the Slots have been filed in a timely manner. Except as set forth on Schedule

6.13, no Seller has agreed to any Slot slide, Slot trade, Slot purchase, Slot sale or other transfer of any of the Slots.

         6.14 No Casualty. Except as set forth on Schedule 6.14, the Transferred Assets have not been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

         6.15 Insurance. TWA or each other Seller has in place insurance policies with respect to the Transferred Assets, in amounts and types that are customary in the industry for similar assets, and all such policies are in full force and effect.

         6.16 Gates; Gate Property and Ground Equipment.

                  (a) Schedule 6.16(a) sets forth a true, correct and complete list of all the airport gates leased, occupied or otherwise used by any Seller (the "Gates"), including the gate number and the airport and terminal or concourse location of each such Gate.

                  (b) Schedule 6.16(b) sets forth a true, correct and complete list of all the lease, sublease, use agreements, licenses, permits, certificates or other documents or agreements under which any Seller leases, occupies or otherwise has the right to use any Gate, and all amendments thereto (the "Gate Leases"), in each case, including identification of the applicable Seller and the lease expiration date, and corresponding Gate Property Leases and Ground Equipment Leases.

                  (c) Schedule 6.16(c) sets forth a true, correct and complete list of all the lease, sublease, use agreements, licenses, permits, certificates or other documents or agreements under which any Seller leases, occupies or otherwise has the right to use any Gate Property, and all amendments thereto (the "Gate Property Leases"), in each case, including identification of the applicable Seller and the lease expiration date.

                  (d) Schedule 6.16(d) sets forth a true, correct and complete list of all the lease, sublease, use agreements, licenses, permits, certificates or other documents or agreements under which any Seller leases, occupies or otherwise has the right to use any Ground Equipment, and all amendments thereto (the "Ground Equipment Leases"), in each case, including identification of the applicable Seller and the lease expiration date.

                  (e) Schedule 6.16(e) sets forth a true, correct and complete list of all the Gates, Gate Property and Ground Equipment owned by any Seller (the "Owned Gate Items"), including identification of the applicable Seller.

                  (f) The Owned Gate Items and the Gate Property and Ground Equipment subject to the Gate Property Leases and Ground Equipment Leases, respectively, are all in good operating condition and repair, subject to normal wear, are usable in the regular and ordinary course of business and conform in all material respects to applicable Laws.

                  (g) The Gate Property Documents are in full force and effect, TWA has no knowledge of any material default under the Gate Property Documents and TWA knows of no material condition or event which has occurred which with notice or the passage of time or both would constitute a material default by any Seller under the Gate Property Documents.

                  (h) Sellers have not received any notice that any portion of the Gates, Gate Property or Owned Gate Items is or will be subject to, or affected by, any condemnation, eminent domain or similar proceeding and there are no material violations of record or otherwise against any portion of the Gates, Gate Property or Owned Gate Items.

                  (i) To TWA's knowledge, the Gates, Gate Property and Owned Gate Items, as applicable, have been constructed in good and workmanlike manner, are structurally sound and free from material defects and all building systems, including without limitation, the heat, ventilation and air conditioning, plumbing, electrical, elevator, sewage and other systems and systems related to the specific uses thereof (as, for example, passenger terminal facilities, office space, cargo facilities, and ground support equipment maintenance spaces, and aircraft maintenance space) are free from material defects. The Gates, Gate Property and Owned Gate Items, as applicable, are in good working order, subject to reasonable wear and tear. Except as set forth in Schedule 6.16(i), no Seller has deferred any of its maintenance or repair obligations under the Gate Property Documents.

                  (j) With respect to the Owned Gate Items, the applicable Seller has, and at the Closing, such Seller shall convey to Purchaser, good, valid and indefeasible title thereto free and clear of all Liens other than Permitted Liens.

         6.17 Environmental Matters.

                  (a) Except as set forth on Schedule 6.17(a) hereto, to TWA's knowledge after reasonable inquiry, the use and operation of the Transferred Assets is and has been in full compliance with all applicable Environmental Laws, and consistent with the consummation of the transactions contemplated hereby or Purchaser's ability to own, use or operate the Transferred Assets in substantially the same manner as the Transferred Assets are presently owned, used or operated by Seller. Except as set forth on Schedule 6.17(a), Sellers have not received any written communication from any Person that alleges that such Seller is not in such full compliance, the subject matter of which written communication has not been fully resolved and satisfied, and, to TWA's knowledge after reasonable inquiry, there are no circumstances (other than changes in existing, or future requirements of, Environmental Laws) that would reasonably be expected to prevent or interfere with such full compliance in the future.
Schedule 6.17(a) sets forth a true, correct and complete list of all orders, decrees or other agreements relating to any Seller or any of its properties issued pursuant to or entered into under any Environmental Law.

                  (b) Except as set forth on Schedule 6.17(b), there is no Environmental Claim relating to ownership or use of the Transferred Assets pending or threatened against any Seller or, to TWA's knowledge after reasonable inquiry, against any Person whose liability for such Environmental Claim Sellers have retained or assumed either contractually or by operation of law.

                  (c) Except as set forth on Schedule 6.17(c), Sellers have not received any written allegation or other information , the subject matter of which allegation or information has not been fully resolved and satisfied, that past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern relating to the ownership or use of the Transferred Assets could form the basis of any Environmental Claim relating to the Transferred Assets against any Seller or against any Person whose liability for such Environmental Claim any Seller retained or assumed either contractually or by operation of law.

                  (d) Without in any way limiting the generality of the foregoing, to TWA's knowledge after reasonable inquiry, (i) all onsite and off-site locations where any Seller or any other occupant has stored, disposed or arranged for the disposal of Materials of Environmental Concern from 1980 to the date of the Original Agreement relating to the transferred maintenance bases are identified on Schedule 6.17(d), (ii) all underground storage tanks, and the capacity and contents of such tanks, located on the Transferred Assets are identified on Schedule 6.17(d), (iii) except as set forth on Schedule 6.17(d), there is no damaged and friable asbestos or lead based paint coatings in poor condition contained in or forming part of any building, building component, structure or office space with respect to the Gates and (iv) except as set forth on Schedule 6.17(d), no polychlorinated biphenyls (PCB's) are used at any Gate in violation of Environmental Laws.

                  (e) For purposes of this Agreement but only as it relates to the Transferred Assets, the following terms shall have the following meanings:

                           (i) "Environmental Claim" means any written notice by any Governmental Authority or Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) (A) which would have a material and adverse effect on any of the Transferred Assets, the consummation of the transactions contemplated hereby or Purchaser's ability to own, use or operate the Transferred Assets in substantially the same manner as the Transferred Assets are presently owned, used or operated by Seller and (B) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by any Seller or Purchaser or (y) any material violation, or alleged violation, of any Environmental Law.

                           (ii) "Environmental Laws" means all Laws applicable to the respective Transferred Assets and relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern arising from or relating to the Transferred Assets, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern arising from or relating to the Transferred Assets or the operation thereof.

                           (iii) "Materials of Environmental Concern" means dangerous goods, hazardous, toxic or regulated substances, materials, or wastes as defined in the Environmental Laws.

         6.18 Taxes. Except as set forth on Schedule 6.18:

                  (a) All Tax Returns that are required to be filed on or before the Closing Date by any Seller have been or will be duly filed on a timely basis and all such Tax Returns were or will be true, correct and complete in all material respects. All Taxes due with respect to any taxable period or partial taxable period of each such Seller ending on or before the Closing Date have been or will be timely paid or withheld. No Seller has executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for filing any Tax Return.

                  (b) No claim for assessment or collection of Taxes has been asserted against any Seller. No Seller is a party to any pending action, proceeding or investigation by any Governmental Authority for the assessment or collection of Taxes, nor does any Seller have knowledge of any such threatened action, proceeding or investigation.

                  (c) No waivers of statutes of limitation in respect of any Tax Returns have been given or requested by any Seller nor has any Seller agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has been made at any time during the ten-year period ending on the date of the Original Agreement by a Governmental Authority in a jurisdiction where any Seller does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor is any Seller aware that any such assertion of jurisdiction is threatened. No security interests have been imposed upon or asserted against any of any Seller's assets or any of the Transferred Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax.

                  (d) Each Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (e) No Seller is a foreign person within the meaning of
Section 1445 of the Code.

                  (f) None of the Transferred Assets is (i) "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) "tax-exempt bond-financed property" within the meaning of Section 168(g) of the Code, (iii) "limited use property" within the meaning of Revenue Procedure 76-30, (iv) subject to Section 168(g)(i)(A) of the Code or (v) property that is or will be required to be treated as being owned by any Person (other than any Seller) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

         6.19 Labor Matters.

                  (a) Schedule 6.19(a) identifies all collective bargaining agreements (including any side letter, supplemental agreement or memorandum of understanding) covering employees of each Seller (collectively, the "Collective Bargaining Agreements"). TWA has made available to Purchaser copies of all such Collective Bargaining Agreements. TWA has informed Purchaser of all material communications and current proposals of TWA, any other Seller or any union in all ongoing negotiations with representatives of any unions representing pilots, flight attendants, mechanics, dispatchers and all other organized employee groups and all matters on which any tentative agreements have been reached in the course of such negotiations.

                  (b) TWA has made available to Purchaser a true, correct and complete list of all the current employees of each Seller that are members of an organized labor unit covered by any of the Collective Bargaining Agreements, their current respective positions or job classifications and their current respective wage scales or salaries, as the case may be, as of the date of the Original Agreement.

                  (c) Except as set forth in Schedule 6.19(c):

                           (i) There are no controversies pending or, to the knowledge of TWA, threatened, or which TWA, based on its knowledge of its employees and labor units, believes will be more likely than not to occur, between any Seller and any of its employees or organized labor units, which controversies have or could have a Material Adverse Effect;

                           (ii) No Seller has breached or otherwise failed to comply or has been alleged to have breached or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement or other labor union contract applicable to persons employed by any Seller (because of the transactions contemplated by this Agreement or otherwise), and there are no material grievances outstanding against any Seller under any such agreement or contract;

                           (iii) To the knowledge of TWA, there is no petition pending before the National Mediation Board seeking certification or any change in certification of a labor representative with respect to any craft or class of employees of any Seller;

                           (iv) There is no strike, slowdown, work stoppage, labor action or lockout, or, to the knowledge of TWA, threat thereof, by or with respect to any employees of any Seller; and

                           (v) There is no unfair labor practice or analogous complaint or claim against any Seller pending before the National Mediation Board or any similar board or agency or before any court of competent jurisdiction or any other forum.

                           (vi) There is no complaint for violation of the Railway Labor Act, 45 U.S.C. 8, as amended, against any Seller pending before any Governmental Authority.

                  (d) That certain Settlement Agreement (the "Pension Plans Agreement") dated January 5, 1993, by and between The Official Unsecured Creditors' Committee of Trans World Airlines, Inc., The International Association of Machinists and Aerospace Workers, the Independent Federation of Flight Attendants, The Air Line Pilots Association, International, the Transport Workers of America, Carl Icahn, an Icahn Entity, Pichin Corp. and the Pension Benefit Guaranty Corporation, is in full force and effect and is enforceable in accordance with its terms. TWA has at all times performed in compliance with the Pension Plans Agreement and there are no defaults thereunder. TWA has no remaining duties or liabilities under the Pension Plans Agreement other than in connection with the administration of the employee benefit plans subject to the Pension Plans Agreement. Pursuant to the Pension Plans Agreement and applicable law, TWA has no incurred or potential liability to the Pension Benefit Guaranty Corporation or any other Person under Title IV of ERISA, under the Pension Plans Agreement, or otherwise, and TWA has no liability to any participant in or any fiduciary of any employee benefit plan that is subject to the Pension Plans Agreement for pension benefits or otherwise. By entering into this Agreement and performing their respective duties hereunder neither TWA, the other Sellers nor Purchaser or any Affiliates of Purchaser shall be liable, or incur any obligation, to the Pension Benefit Guaranty Corporation or any participant or fiduciary of any employee benefit plan pursuant to the Pension Plans Agreement, ERISA or otherwise, and no lien shall result that shall affect any property that is subject to this Agreement. The releases entered into in connection with the Pension Plans Agreement (i) are binding and in full force and effect, (ii) are enforceable against the parties thereto in accordance with their respective terms, and (iii) will not be invalidated or adversely affected by the execution and delivery of this Agreement, performance of any Person hereunder or by any transaction occurring pursuant to this Agreement.

         6.20 Employee Matters.

                  (a) TWA has made available to Purchaser a true, correct and complete list of all the current employees of each Seller (other than employees on the list described in Section 6.19(b)), their current respective positions or job classifications and their current respective wage scales or salaries, as the case may be, as of the date of the Original Agreement. Each Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

                  (b) Schedule 6.20(b) sets forth a true, correct and complete list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), stock option, stock purchase, deferred compensation plan or arrangement, and other material employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by TWA or any other Seller for the benefit of any present or former employees of Sellers or their beneficiaries (all the foregoing herein called "Benefit Plans"). TWA has delivered to Purchaser true, complete, and correct copies of
(1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and (2) the most recent summary plan description for each Benefit Plan (if any such description was required).

                  (c) TWA complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

                  (d) As of the Closing Date, Sellers have paid all contributions which are due and required by the Benefit Plans sponsored by Sellers in accordance with the terms of such Benefit Plans and all applicable Laws.

         6.21 Routes. Schedule 6.21 sets forth a true, correct and complete list of all flight routes flown by any Seller as of the date of the Original Agreement to the extent authorized, regulated or limited by any Governmental Authority or other route authority (each, a "Route"). Except as set forth on
Schedule 6.21, no Route has been or, to TWA's knowledge, is threatened to be subject to any forfeiture, expiration without renewal, termination or other loss thereof.

         6.22 Intellectual Property. Schedule 6.22 contains an accurate and complete list of all Intellectual Property owned or used by any Seller. Except as set forth on Schedule 6.22, Sellers own the entire right, title and interest in and to the Intellectual Property (including, without limitation, the right to use and license the same). Except as set forth in Schedule 6.22, there are no pending, or to the knowledge of TWA, threatened actions, claims or proceedings of any nature affecting or relating to the Intellectual Property. Schedule 6.22 lists all notices or claims currently pending or received by any Seller that claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. Except as set forth on
Schedule 6.22, there is, to the knowledge of TWA, no reasonable basis upon which any claim may be asserted against any Seller for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, and know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. All letters patent, registrations and certificates issued by any Governmental Authority relating to any of the Intellectual Property and all licenses and other agreements pursuant to which any Seller uses any of the Intellectual Property are valid and subsisting, have been properly maintained and neither any Seller, nor to the knowledge of TWA, any other Person, is in default or violation thereunder.

         6.23 Worldspan. Trans World PARS, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of TWA, and a general partner of Worldspan and directly owns a 26.315% interest in Worldspan. Except for compliance with the right of first refusal set forth in the Sixth Amended and Restated Limited Partnership Agreement, dated as of April 30, 1993, of Worldspan, no action, approval, notice or consent is required in connection with the transfer by Trans World PARS, Inc. to Purchaser of all of such right, title and interest in and to Worldspan, including without limitation the Worldspan partnership interest and rights as a general partner thereof.

         6.24 Real Property.

                  (a) Except as set forth on Schedule 6.24(a), each applicable Seller owns fee simple absolute title to all owned real properties used in the conduct of Sellers' business (the "Owned Real Estate") and has good title to, or valid leasehold interests in, all other real properties used in the conduct of Sellers' business (the "Leased Real Estate" and together with the Owned Real Estate, the "Real Estate Assets"). Schedule 6.24(a) contains a true, correct and complete list of all the Real Estate Assets, including the name of the owner of record thereof, an accurate street address, a brief description of the use of such Real Estate Asset and the lease, sublease or other agreement for all Leased Real Estate. No Seller owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Real Estate Assets.

                  (b) All components of all improvements included within any Real Estate Asset (collectively, the "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, (i) in the case of any Owned Real Property, are or (ii) in the case of any Leased Real Property, (x) to the extent required to be maintained, repaired or replaced under the related Lease, are or (y) to the extent not so required to be maintained, repaired or replaced, to TWA's knowledge, are, in each case, in good working order and repair (ordinary wear and tear excepted). All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems currently serving the Real Estate Assets are installed and operating and are sufficient to enable the Real Estate Assets to continue to be used and operated in the manner currently being used and operated, and no Seller has any knowledge of any factor or condition that could result in the termination or material impairment of the furnishing thereof. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement that is not both included in the Real Estate Assets that is not available for use pursuant to a reciprocal easement agreement or other contractual right of the applicable Seller.

                  (c) All Permits required to have been issued to any Seller to enable any Real Estate Asset to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect. No Seller has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Estate Asset or any part thereof or any proposed termination or impairment of any parking at any such owned or leased real property or of any sale or other disposition of any such Real Estate Asset or any part thereof in lieu of condemnation.

                  (d) No portion of any Real Estate Asset has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

                  (e) Except as set forth on Schedule 6.24(e):

                           (i) no structure on any Real Estate Asset fails to conform in any material respect with applicable ordinances, regulations, zoning laws and restrictive covenants nor encroaches upon real property of others, nor is any such Real Estate Asset encroached upon by structures of others in any case in any manner that would have or would be reasonably likely to have a Material Adverse Effect;

                           (ii) no charges or violations have been filed, served, made or threatened against any Seller, to the knowledge of TWA, any other Person, against or relating to any such property or structure on or any of the operations conducted at any Real Estate Asset, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants or as a result of any encroachment on the property of others where the effect of same would have or would be reasonably likely to have a Material Adverse Effect;

                           (iii) other than pursuant to applicable laws, rules, regulations or ordinances, covenants that run with the land or provisions in any agreement listed on Schedule 6.24(a), there exists no restriction on the use, transfer or mortgaging of any Real Estate Asset;

                           (iv) each Seller, as applicable, has adequate permanent rights of ingress to and egress from any such property used by it for the operations conducted thereon; and

                           (v) there are no developments affecting any of the Real Estate Assets or interests of any Seller therein pending or, to the knowledge of TWA, threatened which might reasonably be expected to curtail or interfere in any material respect with the use of any such Real Estate Asset for the purposes for which it is now used.

         6.25 Disclosure. No representation or warranty of Sellers contained herein, and no statement contained in any document or other instrument to be furnished by any Seller to Purchaser in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representation, warranty or statement so made not misleading.

                                  ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby makes the following representations and warranties to Sellers each of which shall be true and correct as of the date of the Original Agreement and as of the Closing Date (except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date) and shall be unaffected by any investigation heretofore or hereafter made.

         7.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

         7.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Each of the Collateral Agreements to which Purchaser will be a party, when executed and delivered by Purchaser, will constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         7.3 No Conflicts. The execution and delivery of this Agreement and the Collateral Agreements to which Purchaser will be a party by Purchaser does not or will not (as applicable), and the performance by Purchaser of the transactions contemplated by this Agreement and such Collateral Agreements will not, conflict with, or result in any violation of, or constitute a default under
(a) any provision of the certificate of incorporation or bylaws of Purchaser,
(b) any of the terms, conditions, or provisions of any material agreement or other material document by which Purchaser is bound, or (c) any Law or order applicable to or binding on Purchaser. Except for the Approval Order and the expiration of the waiting period under the HSR Act, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, contract or otherwise) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

         7.4 Litigation. As of the date of the Original Agreement, there are no judicial or administrative actions, proceedings or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement.

                                  ARTICLE VIII

                              PRE-CLOSING COVENANTS

         8.1 Access. Prior to the Closing, upon reasonable notice from Purchaser, TWA shall, and shall cause each other Seller to, afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the employees, Transferred Assets, facilities and books and records of such Seller relating to the Transferred Assets then owned or previously owned and/or operated by such Seller so as to afford Purchaser full opportunity to make such review, examination and investigation of such Transferred Assets as Purchaser determines are reasonably necessary in connection with the consummation of the transactions contemplated hereby; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Seller. Purchaser shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, TWA shall, and shall cause each Seller to, promptly furnish Purchaser with access to such maintenance records, operating data and other information relating to the Transferred Assets then owned and/or operated by such Seller as Purchaser may reasonably request. TWA shall promptly deliver to Purchaser such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by TWA in the Chapter 11 Cases. Seller shall promptly provide to Purchaser all documents and materials relating to the proposed sale of the Transferred Assets, Assumed Contracts or any portion thereof, including, without limitation, with respect to competing bids, and otherwise cooperate with Purchaser, to the extent reasonably necessary in connection with Purchaser's preparation for or participation in any part of the Chapter 11 Cases in which Purchaser's participation is necessary, required or reasonably appropriate. Seller shall promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Purchaser may reasonably request. In addition, TWA shall, and shall cause the other Sellers to, consult with Purchaser with respect to any written or oral communication concerning, in whole or in part, the transactions contemplated by this Agreement. Without limiting the generality of this Section 8.1, if requested by Purchaser, Sellers shall provide access to the Transferred

Assets to Purchaser and its representatives and agents for purposes of conducting nonintrusive environmental assessments, including Phase I analyses.

         8.2 Conduct of Business. Except as expressly contemplated by this Agreement (including, without limitation, the commencement and prosecution of the Chapter 11 Cases) or as otherwise consented to by Purchaser in writing, during the period from the date of the Original Agreement and continuing until the Closing, TWA shall, and shall cause each Seller to, in respect of the Transferred Assets then owned and/or operated by such Seller:

                  (a) to (i) conduct its business with respect to such Transferred Assets in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep such Transferred Assets intact, and (iii) maintain such Transferred Assets in at least as good a condition as their current condition (reasonable wear and tear excepted);

                  (b) not take or omit to take any action as a result of which any representation or warranty of TWA made in Article VI would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

                  (c) not mortgage, pledge, sell or dispose of any such Transferred Assets, and not waive, release, grant, transfer or permit to lapse any rights of material value, including without limitation any Routes or Slots to which any Seller has any right on the date of the Original Agreement;

                  (d) not assign, modify, cancel, otherwise impair or permit to lapse any Assumed Contract;

                  (e) comply in all material respects with all provisions of any Assumed Contract to which such Seller is a party;

                  (f) comply in all material respects with all applicable Laws that relate to or affect any Transferred Assets or such Seller's ownership and/or use thereof, including but not limited to the timely, complete and correct filing of all reports and maintenance of all records required by any Governmental Authority to be filed or maintained;

                  (g) other than adoption of the Retention Agreements and salary increases in the ordinary course consistent with past practice, not adopt or amend any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the removal of existing restrictions in any benefit plans or agreements);

                  (h) except as specifically required by Article X, not enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing employees of any Seller;

                  (i) continue, in respect of all Owned Aircraft, Leased Aircraft, Engines and Spare Parts intended for use in its operations, their maintenance programs consistent with past practice (except as required or permitted by applicable law), including using reasonable best efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times;

                  (j) continue to use and operate the Slots, Routes and all other Transferred Assets used and operated by Sellers as of the date of the Original Agreement in a manner consistent with prior practice and in accordance with all applicable laws, and shall not enter into any contract nor otherwise act, nor suffer or permit any other person to act, to restrict, interfere with or prevent the use of such Slots, Routes and Transferred Assets;

                  (k) notify Purchaser in writing of any incidents or accidents occurring on or after the date of the Original Agreement involving any property owned or operated by any Seller that resulted or could reasonably be expected to result in damages or losses in excess of $1,000,000;

                  (l) notify Purchaser in writing of the commencement of any material litigation against any Seller or of the existence of any adverse business conditions arising on or after the date of the Original Agreement threatening the continued, normal business operations of Sellers or of any agreement, consent or order of the FAA or DOT involving any Seller;

                  (m) not take any action, or fail to take action, which action or failure could result in the loss of any Slot or Route;

                  (n) not enter into any agreement or understanding with any other party involving expenditures in excess of $5.0 million in the aggregate or involving terms of duration or commitments in excess of twelve months;

                  (o) not enter into any agreement or understanding in excess of twelve months with any other party containing any exclusivity, non-competition or similarly restrictive provisions; and

                  (p) not enter into any marketing arrangement or alliance (involving code sharing or frequent-flyer program reciprocity) with any other carrier.

         8.3 Notification.


                  (a) TWA shall notify Purchaser, and Purchaser shall notify TWA, of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against any Seller or Purchaser, as the case may be, which challenges or would materially affect the transactions contemplated hereby.

                  (b) TWA shall provide prompt written notice to Purchaser of any change in any of the information contained in the representations and warranties made by TWA in Article VI hereof or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made by TWA in Article VI hereof or any exhibits or schedules referred to herein or attached hereto.

         8.4 No Inconsistent Action. Neither Purchaser nor TWA shall take any action which is materially inconsistent with its obligations under this Agreement, and TWA shall cause the other Sellers to refrain from taking any such action.

         8.5 Satisfaction of Conditions. Prior to the Closing, each of the parties shall use reasonable best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

         8.6 Filings. Each party shall use its reasonable best efforts to obtain, and to cooperate with the other party in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, the notifications required to be filed by it under the HSR Act, and shall furnish to the other all such information in its possession as may be necessary for the completion of the notifications to be filed by the other; provided that, in complying with this Section 8.6, neither Purchaser nor any of its Affiliates shall be required to (i) divest any assets or discontinue or modify any of its operations or (ii) accept or become subject to any condition or requirement unacceptable to Purchaser in its sole discretion. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties. Purchaser and TWA agree that the filing fee required to be paid in connection with the filing under any regulatory filings (including without limitation under the HSR Act) shall be paid by Purchaser and divided equally between Purchaser and TWA by subtracting TWA's half of such filing fees from the Purchase Price in accordance with Section 4.7.

         8.7 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the prompt preparation by Sellers of all pleadings, motions, notices, statements, schedules, applications, reports and other papers reasonably necessary in connection with the Chapter 11 Cases.

         8.8 Further Assurances. From time to time following the Closing, TWA shall, and shall cause the other Sellers to, execute, acknowledge and deliver such additional documents, instruments of conveyance, transfer and assignment or assurances and take such other action as Purchaser may reasonably request to more effectively assign, convey and transfer to Purchaser, and fully vest title in Purchaser, with respect to the Transferred Assets.

         8.9 Publicity. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         8.10 [Intentionally Omitted].

         8.11 Bankruptcy Court Approval.

                  (a) The ORDER (A) AUTHORIZING AND SCHEDULING A PUBLIC AUCTION AT WHICH THE DEBTORS WILL SOLICIT BIDS FOR ONE OR MORE SALES OF OR OTHER TRANSACTIONS CONCERNING SUBSTANTIALLY ALL OF THEIR ASSETS FREE AND CLEAR OF LIENS, CLAIMS AND ENCUMBRANCES; (B) APPROVING PROCEDURES FOR THE SUBMISSION OF COMPETING OFFERS; (C) APPROVING CERTAIN TERMINATION RIGHTS, EXPENSE REIMBURSEMENT AND OTHER BIDDING RIGHTS PROVISIONS; (D) SCHEDULING A HEARING TO CONSIDER APPROVAL OF SUCH TRANSACTION; AND (E) APPROVING THE FORM AND MANNER OF NOTICE OF THE TRANSACTIONS AND COMPETING OFFER PROCEDURES PURSUANT TO FED. R. BANKR. PROC. 2002 entered by the Bankruptcy Court on February 7, 2001 and attached hereto as Exhibit C (with such changes thereto as Purchaser shall approve in its sole discretion, the "Sale Procedures Order"), (A) approved the Termination Amount and the Bankruptcy Termination Amount and provided that, in the event the obligation of Seller to pay Purchaser either the Termination Amount or the Bankruptcy Termination Amount arises, such obligation shall constitute a superpriority administrative expense under sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be payable in accordance with the provisions of Section 12.1 or Section 12.2 without further order of the Bankruptcy Court, (B) established procedures and deadlines for the submission of competing offers, including, without limitation, that (1) a competing offer, whether a proposed Recapitalization Transaction or a proposed purchase or other disposition of the Transferred Assets (collectively, a "Competing Offer"), shall not be considered to be a higher and better offer unless, at a minimum, such offer provides for aggregate consideration of at least $75,000,000 in excess of the Purchase Price (with respect to the initial round of bidding) and of at least $5,000,000 in excess of the aggregate consideration contained in such bidder's prior Competing Offer (with respect to each subsequent round of bidding, if any) and is otherwise a Superior Proposal, (2) a Competing Offer must be accompanied by a good faith cash deposit of at least $50,000,000 and (3) Purchaser shall be entitled to credit bid the amount of the Bankruptcy Termination Amount against any revised offer Purchaser may make following such Competing Offer, and (C) scheduled a hearing to consider entry of the Approval Order on March 9, 2001 (the "Approval Order Hearing Date") and provided that notice of such hearing be given to all of Sellers' creditors and interest holders of record and published in the Wall Street Journal (National Edition). Purchaser and Sellers agree to make promptly any filings, to take all actions and to use their reasonable best efforts to obtain entry of the Sale Procedures Order and the Approval Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

                  (b) Prior to entry of the Approval Order, TWA and Purchaser shall, and TWA shall cause the other Chapter 11 Sellers to, accurately inform the Bankruptcy Court of all material facts of which they are aware relating to this Agreement and the transactions contemplated hereby.

                  (c) If the Approval Order, Sale Procedures Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), TWA agrees to, and shall cause the other Chapter 11 Sellers to, take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Purchaser agrees to cooperate in such efforts, and each party hereto agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed and Purchaser, in its sole discretion, has waived in writing the requirement that the Approval Order be a Final Order in which event Purchaser shall be able to assert the benefits of Section 363(m) of the Bankruptcy Code as a consequence of which such appeal shall become moot.

                  (d) Prior to Closing, the sale of the Transferred Assets to Purchaser pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by order of the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code, pursuant to an order in substantially the form attached hereto as Exhibit D (with such changes thereto as Purchaser shall approve or request in its sole discretion, the "Approval Order"), and the Approval Order shall have become a Final Order. Purchaser and TWA agree to use their reasonable best efforts to cause the Bankruptcy Court to enter an Approval Order which contains, among other provisions reasonably requested by Purchaser, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Approval Order): (i) the transfers of the Transferred Assets by Sellers to Purchaser (A) are or will be legal, valid and effective transfers of the Transferred Assets; (B) vest or will vest Purchaser with all right, title and interest of Sellers in and to the Transferred Assets free and clear of all Liens (other than Permitted Liens) and claims (as defined in section 101(5) of the Bankruptcy Code) pursuant to section 363(f) of the Bankruptcy Code (other than Liens created by Purchaser) whatsoever known or unknown including, but not limited to, any of Sellers' creditors, vendors, suppliers, employees or lessors and that Purchaser shall not be liable in any way (as successor entity or otherwise) for any claims that any of the foregoing or any other third party may have against any of the Sellers, the business of Sellers and the Transferred Assets and permanently enjoins and restrains the assertion and prosecution of any claims against Purchaser, Purchaser's Affiliates and the ownership, use and operation of the Transferred Assets, other than claims on the account of Assumed Liabilities; and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the States of New York and Delaware;
(ii) all amounts to be paid to Purchaser pursuant to this Agreement constitute superpriority administrative expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code and are immediately payable if and when the obligations of Sellers arise under this Agreement, without any further order of the Bankruptcy Court; provided, however, that Sellers shall have the right to contest the validity and amount of such asserted claims; (iii) all Persons are enjoined from taking any action against Purchaser, Purchaser's Affiliates (as they existed immediately prior to the Closing) or the Sellers to recover any claim which such Person has solely against Sellers or any of Sellers' Affiliates (as they existed immediately following the Closing); (iv) the Bankruptcy Court retains exclusive jurisdiction through the Bankruptcy Resolution Date to interpret, construe and enforce the provisions of this Agreement, the Sale Procedures Order and the Approval Order in all respects; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause (iv) or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; (v) the provisions of the Approval Order are nonseverable and mutually dependent; (vi) the transactions contemplated by this Agreement are undertaken by Purchaser and Sellers at arm's length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code, and such parties are entitled to the protections of section 363(m) of the Bankruptcy Code, (vii) not selling the Transferred Assets free and clear of liens and claims would impact adversely on Sellers' bankruptcy estates; (viii) a sale of the Transferred Assets other than one free and clear of liens and claims would be of substantially less benefit to the estate of the Sellers; (ix) Sellers may assign and transfer to Purchaser all of Sellers' right, title and interest (including common law rights) to all of their intangible property; (x) approves the Sellers' assignment of the Assumed Contracts pursuant to sections 363 and 365 of the Bankruptcy Code and orders Sellers to pay any cure amounts payable to the other parties to the Assumed Contracts from the Purchase Price proceeds;
(xi) provides for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between Sellers and Purchaser, and further to hear and determine any and all disputes between Sellers and/or Purchaser, as the case may be, and any non-Sellers party to, among other things, any Assumed Contracts, concerning inter alia, Sellers' assignment thereof to Purchaser under this Agreement and any non-Seller's claims arising under any agreements relating to Retained Liabilities; (xii) pursuant to section 1146(c) of the Bankruptcy Code, provides for the exemption of the transactions contemplated herein from certain taxes, provides for the waiver of so-called "bulk-sale" laws in all necessary jurisdictions, and provides that the transactions contemplated herein are deemed to be under or in contemplation of a plan to be confirmed under section 1129 of the Bankruptcy Code; and (xiii) provides that except for the items set forth on Schedule 2.1(v), the Assumed Liabilities do not include any of Sellers' liabilities or obligations relating to any claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued.

                  (e) TWA shall, and shall cause the other Chapter 11 Sellers to, cooperate reasonably with Purchaser and its representatives in connection with the Approval Order, the Sale Procedures Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Purchaser at Purchaser's reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Sellers further covenant and agree that the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order and the Sale Procedures Order.

         8.12 Specific Enforcement of Covenants. Sellers acknowledge that irreparable damage would occur in the event that any of the covenants and agreements of Sellers set forth in this Article VIII or in any other part of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent or cure any breach of such covenants and agreements of Sellers and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which it may be entitled at law or in equity, it being understood that, after commencement of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over such matters; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

         8.13 Other Agreements. After the date of the Original Agreement should any Seller enter into any contract, agreement or other arrangement, TWA shall
(i) immediately deliver written notice to Purchaser of the occurrence of such event and provide Purchaser with all the information about and with access to such items as Purchaser may reasonably request and (ii) if notified in writing by Purchaser prior to Closing, transfer, convey or assign to Purchaser such item in the manner and on the terms and conditions as if it were a Transferred Asset or Assumed Contract under this Agreement.

         8.14 [Intentionally Omitted].

         8.15 Aircraft Inspection Rights. Purchaser shall have the right to conduct an inspection of the Owned Aircraft and Leased Aircraft as would be required in connection with the performance of a "B" maintenance check of the aircraft under Purchaser's approved maintenance program, including the right to open those sealed items, including any sealed bays, panels or doors, which would be required to be opened during such "B" check (but not to open any other sealed items, except as would be so required during such "B" check), and to inspect (in such manner consistent with a "B" check level inspection) those parts, components, and structures behind such sealed items (i) which would be required to be inspected during such "B" check or (ii) whose maintenance condition would be otherwise immediately apparent during the course of such required inspection. Purchaser shall have customary rights for an acceptance flight of the aircraft. Purchaser shall also have the right to borescope the engines to the same extent as would be required in connection with the performance of a "B" maintenance check of the aircraft under Purchaser's approved maintenance program.

         8.16 Designations. With respect to any lease that would be an Aircraft Lease but for the fact that the aircraft to which it relates is listed on
Schedule 2.2 or Gate Lease listed on Schedule 2.2, Purchaser shall not purchase, lease or otherwise obtain a direct or indirect interest in the aircraft or gate underlying such lease during the period commencing on the date of the Original Agreement and ending on the first anniversary of the Closing Date; provided, however, that this Section 8.16 shall not apply to (i) any Aircraft underlying an Aircraft Lease not (A) assigned by the applicable Seller to Purchaser at Closing or (B) amended at Closing to incorporate terms agreed to by Purchaser with the parties to such Aircraft Lease due in either case solely to the inability to obtain any necessary consents of any party with rights with respect to such Aircraft or Aircraft Lease (including, without limitation, lenders, guarantors, residual holders, lienholders, pre-delivery financing providers and parties with purchase options, but excluding the primary lessor under such Aircraft Leases) and (ii) any Gate at any of the following airports JFK, SFO, BQN and any other airport designated by Purchaser and consented to by TWA (which consent shall not be unreasonably withheld); provided, further that any lease or license of an Aircraft or Gate to, or similar use by, Purchaser pursuant to
Section 9.5 shall not be a violation of this Section 8.16.

         8.17 Marketing Agreements. Purchaser and TWA shall promptly negotiate in good faith agreements between them regarding accrual of AAdvantage frequent flyer miles on TWA flights and reciprocal airport lounge access.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

         9.1 Maintenance of Books and Records. Sellers and Purchaser shall preserve until the seventh anniversary of the Closing Date (or, with respect to any Sellers, until such time as such Seller is liquidated) all records possessed by such party relating to the assets, liabilities or operations of the Transferred Assets prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities and operations of the Transferred Assets prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its representatives shall use due care to not disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives. Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party.

         9.2 Right of Subrogation. In connection with Purchaser's right of subrogation pursuant to Section 2.1(ix), upon the written request of Purchaser, TWA shall, and shall cause each other Seller to, cooperate with Purchaser in connection with any action or proceeding by Purchaser (whether or not in the name of any such Seller) to enforce any such subrogation right.

         9.3 Confidentiality. Each party hereto acknowledges that the other parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another party relating to any Seller, Purchaser and/or their respective businesses or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including without limitation any business plans, marketing plans, financial information, strategies, systems, programs, methods and computer programs; provided, however, that such protected information shall not include
(i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange, (ii) information that is or becomes available to the disclosing party on a non-confidential basis from a source other than the other parties and not obtained in violation of this Agreement and (iii) information known to the public or otherwise in the public domain without violation of this Section 9.3; provided, further, that this Section 9.3 shall not in any way limit the disclosure of information by TWA (a) in connection with the commencement and prosecution of the Chapter 11 Cases or (b) regarding TWA
(i) to other bidders or potential bidders to the extent specifically permitted by this Agreement or (ii) following the termination of this Agreement. Each party hereto further agrees that: (i) unless otherwise approved by antitrust counsel to Purchaser and TWA, respectively, only information relating to due diligence matters (and not information relating to integration or otherwise) shall be delivered by TWA to Purchaser and its representatives for purposes of Purchaser conducting any due diligence in accordance with this Agreement; (ii) Purchaser agrees that any information provided by TWA will only be used by Purchaser to conduct due diligence in accordance with this Agreement; (iii) information received by Purchaser will be disclosed only to those Purchaser personnel and representatives (a) who need to know such information for the purpose of conducting due diligence in accordance with this Agreement and (b) have agreed to only use such information for purposes of conducting due diligence in accordance with this Agreement; (iv) TWA acknowledges that it will be necessary for Purchaser, in the course of its due diligence investigation, to have discussions regarding TWA with third parties who have contractual relationships with TWA and Purchaser hereby agrees that it will, upon commencing any such discussion or as soon as practicable thereafter, notify TWA of the identity of any such third party; and (v) Purchaser hereby agrees that all requests by Purchaser and its representatives for additional information or access will be submitted to one or more of the appropriate information representatives previously designated by TWA (or any officer, director, employee or agent of TWA approved by Stan Henderson).

         9.4 Post-Closing Assignments. After the Closing Date and upon the discovery by any Seller of any items included within the definition of Transferred Assets or Assumed Contracts but not transferred, conveyed or assigned to or assumed by Purchaser in the Bill of Sale, the Assumption Agreement or any other applicable instrument of conveyance, TWA shall (i) immediately deliver written notice to Purchaser of the existence and non-transfer or non-assumption of such item and provide Purchaser with all the information about and with access to such item as Purchaser may reasonably request and (ii) if notified in writing by Purchaser within 30 days after the delivery of such notice by TWA, transfer, convey or assign to Purchaser such item in the manner and on the
terms and conditions as if it were a Transferred Asset or Assumed Contract under this Agreement.

         9.5 Transition Agreements.

                  (a) If requested in writing by Purchaser on or before 10 days prior to the Closing Date, TWA shall use its best efforts to (i) enter into one or more of a lease, sublease, license, use agreement, transition services agreement or any other similar arrangement on terms reasonably acceptable to Purchaser and TWA and/or (ii) at Purchaser's sole expense, keep in force and effect any existing agreements or arrangements in order to provide Purchaser access to and/or the full use and benefit of any Excluded Asset, any item listed on Schedule 2.2 (including, without limitation, real property leases and third party administration contracts) or any other item not transferred to Purchaser under this Agreement and listed by Purchaser in such request for a reasonable period of time. TWA will defend and dispute any efforts to preclude Purchaser from having the benefits of this Section 9.5(a).

                  (b) At the Closing, the Purchaser and TWA, on behalf of itself and the other Sellers, agree to negotiate and enter into a mutually acceptable transition services agreement (the "Transition Services Agreement") whereby the Purchaser shall provide, or shall cause its wholly-owned direct and indirect subsidiaries to provide, to Sellers various services, including without limitation, financial services (e.g., controller functions, payroll functions, financial reporting functions, systems management functions, accounts payable functions), infrastructure support services (e.g., information technology and application support), operations support services (e.g., storage space, office space, etc.), and human resources services (e.g., staffing), pursuant to mutually acceptable and reasonable terms and conditions.

         9.6 Property Tax Payments. From and after the Closing Date, Purchaser shall use that portion of the Purchase Price held back pursuant to Section 4.8 to pay and discharge all personal property, ad valorem and other tax payments owed by Sellers pursuant to Section 4.5 and Section 4.6 and any remaining amounts held back shall be returned to the account of TWA.

         9.7 Frequent Flyer Programs. Purchaser agrees that, following the Closing, participants in TWA's Aviators frequent-flyer program will be given the opportunity to exchange accrued miles in the Aviators program for miles in Purchaser's AAdvantage frequent-flyer program on a mile-for-mile basis; provided, that it shall be a condition of such exchange that, to the extent that such participant is not already an AAdvantage member, such participant shall be required to enroll in the AAdvantage program and all AAdvantage miles delivered in exchange for Aviators miles shall be subject to the terms and conditions of
(i) such enrollment and (ii) the AAdvantage program as may be in effect from time to time. In addition, Purchaser (or its permitted assignee hereunder) agrees to negotiate in good faith with TWA for the purposes of entering into an agreement with TWA whereby Purchaser (or its permitted assignee) will provide services to TWA from and after the Closing for the purposes of (i) administering the Aviators program on behalf of TWA, and (ii) honoring partner and participation contracts of TWA with respect to the Aviators program; provided, however, that such agreement between TWA and Purchaser (or its permitted assignee) will expire no less than 180 days following the Closing Date and provided, further, that Purchaser (or its permitted assignee) shall not, by virtue of any such agreement, be deemed to have assumed any contract, arrangement or other understanding with respect to the Aviators program except as may otherwise be expressly set forth in this Agreement.

         9.8 Access to Information For a period of thirty six (36) months after the Closing Date (the "Transition Period"), TWA, Purchaser and their representatives shall have reasonable access to, and each shall the right to photocopy at their own expense, all of the books and records, including any computerized databases and files and programs and associated software, (the "Books and Records") relating to the pre-Closing operations of TWA and/or the Transferred Assets as they existed as of the Closing Date, including but not limited to (i) the investigation, evaluation and prosecution of any and all causes of action retained by any Seller, (ii) the evaluation and defense of any and all claims brought against the estate of any Seller and (iii) all transferred employees' records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Liabilities and Retained Liabilities, or other matters relating to or affected by the operation of TWA's business or use of the Transferred Assets. During the Transition Period, Purchaser agrees to provide TWA and any of its representatives, during ordinary business hours, upon reasonable request and notice and at TWA's expense, with reasonable access to employees of the Purchaser for purposes of winding down the estates of Sellers. Access pursuant to this Section 9.8 shall be afforded by the party in possession of such Books and Records, upon receipt of reasonable advance notice, during normal business hours and at the expense of the requesting party; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party, (B) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege or which would require the disclosure of confidential information and (C) no party need to supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.8. If the party in possession of such Books and Records shall desire to dispose of any such Books and Records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such Books and Records as such other party may select.

                                   ARTICLE X

                                EMPLOYEE MATTERS

         10.1 Hiring Obligations. Upon the occurrence of the Closing, Purchaser shall (i) offer all of Sellers' U.S.-based union employees (other than personnel who (A) have previously been terminated by Purchaser or an entity controlled by Purchaser or (B) would not be qualified for employment under Purchaser's general hiring policies as in effect at Closing) employment by Purchaser or one or more entities controlled by Purchaser at compensation levels substantially equivalent to those currently enjoyed by similarly situated employees of Purchaser or such controlled entity, (ii) offer employment to certain members of TWA's executive management and non-union employees on a case-by-case basis at Purchaser's sole discretion and (iii) provide employment benefits and post-retirement benefits to all employees actually hired by Purchaser pursuant to (i) and (ii) above at levels substantially no less favorable than those benefits provided to Purchaser's similarly situated employees. Any Seller employees to be hired by Purchaser or an entity controlled by Purchaser in accordance with this Section
10.1 will be hired in accordance with terms and conditions established by Purchaser or such entity (and, where applicable, in accordance with and pursuant to collective bargaining agreements relating to employees of Purchaser or such controlled entity).

         10.2 Union Matters. All offers of employment made by Purchaser in accordance with Section 10.1(i) above and all benefits to be provided pursuant to Section 10.1(iii) above will be conditioned on acceptance by all such employees of Purchaser's work rules then in effect and in effect after the Closing Date from time to time that are generally applicable to similarly situated employees of Purchaser. Purchaser and Sellers agree to encourage their respective unions to negotiate in good faith to resolve fair and equitable seniority integration. Prior to Closing, TWA shall amend all existing Collective Bargaining Agreements relating to any present or former employee of TWA to provide that (i) scope, successorship, and benefits provisions of the Collective Bargaining Agreements are not applicable to or being assumed by Purchaser as part of or as the result of the transactions contemplated by this Agreement, and
(ii) consummation of the transactions contemplated by this Article X will not violate or breach in any manner any provision of any Collective Bargaining Agreement (collectively, the "CBA Amendments").

         10.3 Treatment of Pension Plans. Sellers' employees hired by Purchaser pursuant to Section 10.1 above shall cease to participate in all pension plans (within the meaning of section 3(2) of ERISA) maintained or contributed to by any of Sellers. Purchaser shall not assume or be liable for any such pension plans. Purchaser intends to permit a transfer or merger of the assets of any such pension plan which is a defined contribution plan (as defined in section 3(34) of ERISA) that Purchaser determines is qualified under section 401(a) of the Code, or may permit the receipt of eligible rollover distributions (within the meaning of section 402(f)(2)(A) of the Code) from such plan, with or to any plan of Purchaser after the Closing Date.

         10.4 Treatment of Welfare Plans. Sellers' employees hired by Purchaser pursuant to Section 10.1 above shall cease to participate in all welfare plans (within the meaning of section 3(1) of ERISA) maintained or contributed to by any of Sellers. Purchaser shall not assume or be liable for any such welfare plans. Sellers shall have sole responsibility for "continuation coverage" benefits provided under Sellers' group health plans to all former employees of Sellers, and "qualified beneficiaries" of former employees of Sellers, for whom a "qualifying event" has occurred on or prior to the

Closing Date. Terms used in this subsection and not otherwise defined herein shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.

         10.5 Tax Reporting. If requested by Purchaser, Purchaser, TWA and each other Seller agree that, pursuant to the "Alternative Procedure" provided in
Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser, TWA and each other Seller will report on a predecessor-successor basis as set forth therein, (ii) TWA and each other Seller will be relieved from filing a Form W-2 with respect to any employee of TWA and each other Seller who accepts employment with Purchaser, and (iii) Purchaser will file (or cause to be filed) a Form W-2 for each such employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by TWA or any other Seller). TWA agrees to provide Purchaser with all payroll and employment-related information reasonably requested by Purchaser with respect to each employee of TWA and each other Seller who commences employment with Purchaser.

                                   ARTICLE XI

                                  RISK OF LOSS

         11.1 Risk of Loss on Sellers. TWA shall bear the risk of any loss or damage to any Transferred Assets at all times prior to the delivery of physical possession thereof to Purchaser in accordance with Section 5.3. TWA shall promptly notify Purchaser if any such loss or damage occurs. If any such Transferred Asset has been damaged but not destroyed then TWA promptly shall fully repair (or cause the applicable Seller to fully repair) such Transferred Asset; provided, however, that such repair obligation shall not exist if the cost of repair would be sufficiently large that the only reasonable course of action would be to treat such Transferred Asset as a total loss. In the event of any total loss (or loss treated as a total loss in accordance with the immediately prior sentence) of any Transferred Asset, the Purchase Price shall be reduced in accordance with Section 4.4. If any loss or damage to any tangible Transferred Asset occurs following the Closing at which such Transferred Asset was conveyed to Purchaser but prior to the delivery of physical possession thereof to Purchaser in accordance with Section 5.3, then TWA promptly shall pay or cause the applicable Seller to pay to Purchaser the amount by which the Purchase Price would have been reduced in accordance with Section 4.4 if such loss or damage had occurred prior to the Closing.

                                  ARTICLE XII

                       FURTHER AGREEMENTS AND TERMINATION

         12.1 Termination Payment.

                  (a) In the event that this Agreement is terminated pursuant to
Section 12.3(c)(iii) (in a case in which any Seller is in material default or material breach of this Agreement, or where a representation or warranty made as of the date of the Original Agreement is shown to have been inaccurate as of the date of the Original

Agreement, subject to the other terms and conditions of Section 12.3(c)(iii) regarding such inaccuracy) or Section 12.3(c)(iv) of this Agreement or by TWA pursuant to Section 12.3(b)(iii) of this Agreement, then in any such case TWA shall be obligated to pay Purchaser, in cash, an amount (not to exceed $10,000,000) on account of the Purchaser Expenses.

                  (b) Any amount payable pursuant to this Section 12.1 shall be referred to as the "Termination Amount". The Termination Amount shall be paid immediately prior to the termination of this Agreement.

         12.2 Bankruptcy Termination Payment. In the event this Agreement is terminated pursuant to Section 12.3(b)(i) of this Agreement, TWA shall be obligated to pay to Purchaser, in cash, the sum of $55,000,000 plus an amount (not to exceed $10,000,000) on account of the Purchaser Expenses (such sum being the "Section 12.3(b)(i) Termination Amount"), which amount shall be payable no later than the earlier of (i) the consummation of the Recapitalization Transaction or sale (whether in one transaction or a series of transactions) of either TWA or all or substantially all of the assets of TWA or all or substantially all of the Transferred Assets to a Person or Persons other than Purchaser or an Affiliate of Purchaser, (ii) the effective date of any plan of reorganization (that is not a plan of liquidation) confirmed in the Chapter 11 Cases, (iii) the dismissal of the Chapter 11 Cases, and (iv) the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code. In the event this Agreement is terminated pursuant to Section 12.3(c)(i) or Section 12.3(c)(ii) of this Agreement, then (i) TWA shall be obligated to pay Purchaser, immediately upon such termination of this Agreement, an amount (not to exceed $10,000,000) on account of the Purchaser Expenses, and (ii) if, (x) within twelve (12) months following such termination of this Agreement, TWA or the other Sellers consummate a Recapitalization Transaction or sale of either TWA or all or substantially all of the assets of TWA or all or substantially all of the Transferred Assets to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser, or (y) within twenty-four (24) months following such termination of this Agreement, a chapter 11 plan for TWA or the other Sellers is confirmed, then TWA shall be obligated to pay to Purchaser, immediately upon the consummation of any such transaction, an amount equal to $55,000,000 (the sum of the amounts described in clauses (i) and (ii) above being the "Alternative Termination Amount," with the Section 12.3(b)(i) Termination Amount and the Alternative Termination Amount being referred to herein collectively as the "Bankruptcy Termination Amount"); provided, however, that, in accordance with the terms and conditions of the Sale Procedures Order, the Bankruptcy Termination Amount shall not be applicable to and Purchaser shall not be paid the Bankruptcy Termination Amount if Purchaser is the successful bidder for the Transferred Assets but not the successful bidder for the Worldspan interest.

         12.3 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (a) by mutual consent of each of TWA and Purchaser;

                  (b) by either of TWA or Purchaser (provided that such party is not then in material breach of any provision of this Agreement or any agreement underlying the DIP Facility):

                           (i) if the Bankruptcy Court approves a
         Recapitalization Transaction or a sale of TWA or all or substantially all of the assets of TWA or any of the Transferred Assets to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser, provided, that no termination under this Section 12.3(b)(i) shall be effective until the Section 12.3(b)(i) Termination Amount shall have been paid to Purchaser;

                           (ii) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (iii) if the Closing shall not have occurred on or before the Scheduled Closing Date.

                  (c) by Purchaser (provided that Purchaser is not then in material breach of any provision of this Agreement or any agreement underlying the DIP Facility):

                           (i) if the Sale Procedures Order is modified in any respect without the consent of Purchaser;

                           (ii) if the Approval Order has not been entered by the Bankruptcy Court within 10 days of the Approval Order Hearing Date and, as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court; or

                           (iii) if a material default or material breach shall be made by any Seller with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) and such inaccuracy has had or would be reasonably likely to have a Material Adverse Effect, if such default, breach or inaccuracy has not been cured or waived within 30 days after written notice to such Seller specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

                           (iv) if an event or events or circumstance shall have occurred since the date of the Original Agreement which, independently or together with any other event, events or circumstance that have occurred or are reasonably likely to occur, have or are reasonably likely to have a Material Adverse Effect.

                  (d) by TWA (provided that TWA is not then in material breach of any provision of this Agreement or any agreement underlying the DIP Facility) if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate and such inaccuracy has had or would be reasonably likely to have a Purchaser Material Adverse Effect, if such default, breach or inaccuracy has not been cured or waived within 30 days after written notice to Purchaser specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

         12.4 Procedure and Effect of Termination. This Agreement shall in no event terminate unless and until any and all amounts payable to Purchaser pursuant to Section 12.1 and Section 12.2 in connection with such proposed termination shall have been paid in full to Purchaser. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 12.3, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 12.4) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of Section 12.1, Section 12.2, this Section 12.4 and Section 9.3 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that in the event Purchaser is entitled to receive the Termination Amount or the Bankruptcy Termination Amount, the right of Purchaser to receive such amount shall constitute Purchaser's sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by any Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement; and

                  (c) the DIP Facility shall be terminated or shall terminate in accordance with its terms.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a) If to TWA, to:

                      Trans World Airlines, Inc.
                      One City Centre
                      515 North 6th Street
                      St. Louis, Missouri  63101
                      Attention:  Kate Soled
                      Facsimile:  (314) 589-3461

                      with a copy to:

                      Kirkland & Ellis
                      Aon Center
                      200 East Randolph Drive
                      Chicago, Illinois  60601
                      Attention:  Willard G. Fraumann & James H.M. Sprayregen
                      Facsimile:  (312) 861-2200

                  (b) If to Purchaser, to:

                      American Airlines
                      4333 Amon Carter Boulevard
                      Fort Worth, Texas  76155
                      Attention:  Anne McNamara
                      Facsimile:  (817) 967-2501

                      with copies to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York 10153
                      Attention:  Thomas A. Roberts & Alan B. Miller
                      Facsimile:  (212) 310-8007

                      and

                      Weil, Gotshal & Manges LLP
                      100 Crescent Court, Suite 1300
                      Dallas, Texas  75201
                      Attention:  Mary R. Korby
                      Facsimile:  (214) 746-7777
or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         13.2 Actions by Sellers. Where any provision of this Agreement indicates that any Seller shall take any specified action (or refrain from taking any specified action) or requires any Seller to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that TWA shall do so, TWA shall cause such Seller to take such action (or to refrain from taking such action, as applicable). TWA shall be responsible for the failure of any such Seller to take any such action (or to refrain from taking any such action, as applicable).

         13.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee appointed for TWA or any of the Sellers) and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to TWA or any other Seller delivered in accordance with Section 13.1, Purchaser may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof or to any Person that directly or indirectly acquires, after the Closing, all or substantially all of the assets or voting stock of Purchaser, but such assignment or delegation shall not relieve Purchaser of any obligation hereunder.

         13.5 Waiver. Purchaser may, by written notice to TWA, and TWA (for itself and on behalf of all other Sellers) may, by written notice to Purchaser,
(a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement or shall operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         13.6 Entire Agreement; Disclosure Schedules. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby, including without limitation that certain Letter Agreement dated as of February 5, 2001 between TWA and Purchaser, and constitutes the entire agreement by and among the parties hereto.

         13.7 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and TWA to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

         13.8 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         13.9 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the rules and substantive Laws of the State of New York, without regard to conflicts of law provisions thereof.

         13.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

         13.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         13.12 Invalid Provisions. If any provision of this Agreement (other than Section 5.4 or Article XII of this Agreement or any part or provision thereof) is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of TWA on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         13.13 Transfers. Purchaser and TWA shall, and TWA shall cause each other Seller to, cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Transferred Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser, TWA or any other Seller.

         13.14 Brokers. TWA hereby agrees to indemnify and hold harmless the Purchaser against any liability, claim, loss, damage or expense incurred by TWA or any other Seller relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by TWA or any other Seller. Purchaser hereby agrees to indemnify and hold harmless TWA against any liability, claim, loss, damage or expense incurred by Purchaser relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by Purchaser.

         13.15 Exculpation. Each Seller agrees that neither Purchaser nor its respective controlling persons, officers, directors, partners, agents, employees or other representatives shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by this Agreement.

         13.16 Principles of Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, the terms "hereof," "herein," "hereby" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Asset Purchase Agreement as of the day and year first above written.

                                            AMERICAN AIRLINES, INC.


                                            By:    /s/ Charles D. MarLett
                                                   -----------------------
                                            Name:  Charles D. MarLett
                                                   -----------------------
                                            Title: Corporate Secretary
                                                   -----------------------

                                            TRANS WORLD AIRLINES, INC.


                                            By:    /s/ William F. Compton
                                                   -----------------------
                                            Name:  William F. Compton
                                                   -----------------------
                                            Title: President & CEO
                                                   -----------------------

                                    EXHIBIT A

                                   DEFINITIONS

         "Accounts Receivable Amount" shall mean "Receivables, Less Allowance for Doubtful Accounts" of TWA and its consolidated subsidiaries as of the Closing Date, as stated in the Pre-Closing Statement or Final Closing Statement, calculated on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of "Receivables, Less Allowance for Doubtful Accounts" contained in the September Balance Sheet and in accordance with generally accepted accounting principles consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

         "Accrued Employee Expenses Amount" shall mean the sum of "Accrued
Expenses: Employee Compensation and Vacations Earned" and "Accrued Expenses:
Contributions to Retirement and Pension Trusts", in each case of TWA and its consolidated subsidiaries as of the Closing Date, as stated in the Pre-Closing Statement or Final Closing Statement, calculated on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of "Accrued Expenses: Employee Compensation and Vacations Earned" and "Accrued Expenses: Contributions to Retirement and Pension Trusts" contained in the September Balance Sheet and in accordance with generally accepted accounting principles consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

         "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Purchaser or any of its Affiliates, for (a) any merger, consolidation, share exchange, business combination or other similar transaction with TWA or any of the other Sellers, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets and liabilities of TWA in a single transaction or series of transactions (whether related or unrelated), (c) any tender offer or exchange offer for 20% or more of the outstanding shares of TWA's common stock or any class of TWA's debt securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, (d) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of any class of TWA's common stock or any class of TWA's debt securities or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         "Advance Ticket Sales Amount" shall mean "Advance Ticket Sales" of TWA and its consolidated subsidiaries as of the Closing Date, as stated in the Pre-Closing Statement or Final Closing Statement, calculated on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of "Advance Ticket Sales" contained in the September Balance Sheet and in accordance with generally accepted accounting principles consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

         "Affiliate" shall mean with respect to any Person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with that Person.

         "Agreement" shall have the meaning ascribed to such term in the preamble to this Agreement.

         "Aircraft" shall mean each of the Owned Aircraft and Leased Aircraft contemplated by this Agreement, each consisting of an airframe and each of the following items installed on or in such airframe: Engines, landing gear, auxiliary power units, avionics, appliances, parts, furnishings, instruments, accessories and equipment.

         "Aircraft Leases" shall have the meaning ascribed to such term in
Section 6.12(b) of this Agreement.

         "Alternative Termination Amount" shall have the meaning ascribed to such term in Section 12.2 of this Agreement.

         "Approval Order" shall have the meaning ascribed to such term in
Section 8.11(d) of this Agreement.

         "Approval Order Hearing Date" shall have the meaning ascribed to such term in Section 8.11(a) of this Agreement.

         "Assumed Aircraft Leases" shall mean the Aircraft Leases (as may be modified prior to Closing with the consent of Purchaser and TWA) other than Designated Aircraft Leases.

         "Assumed Contracts" shall mean the following contracts or agreements in effect as of the date of the Original Agreement, as may be modified prior to Closing with the consent of Purchaser and TWA (provided that if any such contracts or agreements relate not only to Transferred Assets but also other assets, then only the portions of such contracts and agreements that relate specifically to the Transferred Assets shall be deemed to be Assumed Contracts), in each case other than Designated Contracts:

         (a)      the Assumed Aircraft Leases;

         (b)      the Assumed Gate Leases;

         (c)      the Assumed Ground Equipment Leases;

         (d)      the Assumed Gate Property Leases;

         (e)      the Retention Agreements; and

         (f) all other contracts, agreements, arrangements and understandings of Sellers, other than Retained Liabilities and Excluded Assets.

         "Assumed Debt Obligations" shall have the meaning ascribed to such term in Section 3.1(a) of this Agreement.

         "Assumed Gate Leases" shall mean the Gate Leases (as may be modified prior to Closing with the consent of Purchaser and TWA) other than Designated Gate Leases.

         "Assumed Gate Property Leases" shall mean the Gate Property Leases (as may be modified prior to Closing with the consent of Purchaser and TWA) other than Designated Gate Property Leases.

         "Assumed Ground Equipment Leases" shall mean the Ground Equipment Leases (as may be modified prior to Closing with the consent of Purchaser and TWA) other than Designated Ground Equipment Leases.

         "Assumed Liabilities" shall have the meaning ascribed to such term in
Section 3.1 of this Agreement.

         "Assumption Agreement" shall have the meaning ascribed to such term in
Section 5.2(b)(ii) of this Agreement.

         "Avoidance Actions" shall mean all claims and rights of action against vendors and lessors of the Assumed Contracts and lenders under the Assumed Debt Obligations, including, but not limited to, all rights and avoidance claims of Sellers under chapter 5 of the Bankruptcy Code.

         "Bankruptcy Code" shall have the meaning ascribed to such term in the Recitals of the Original Agreement.

         "Bankruptcy Court" shall have the meaning ascribed to such term in the Recitals of the Original Agreement.

         "Bankruptcy Resolution Date" means the date on which a Final Order of the Bankruptcy Court has been entered dismissing, closing or otherwise terminating the Chapter 11 Cases.

         "Bankruptcy Termination Amount" shall have the meaning ascribed to such term in Section 12.2 of this Agreement.

         "Benefit Plans" shall have the meaning ascribed to such term in Section 6.20(b) of this Agreement.

         "Bill of Sale" shall have the meaning ascribed to such term in Section 5.2(a)(i) of this Agreement.

         "Books and Records" shall have the meaning ascribed to such term in
Section 9.8 of this Agreement.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to close.

         "CBA Amendments" shall have the meaning ascribed to such term in
Section 10.2 of this Agreement.

         "Chapter 11 Cases" shall mean the voluntary cases commenced by Sellers under chapter 11 of the Bankruptcy Code.

         "Chapter 11 Sellers" shall mean all Sellers other than Constellation Finance LLC, a Delaware limited liability company.

         "Closing" shall have the meaning ascribed to such term in Section 5.1 of this Agreement.

         "Closing Date" shall have the meaning ascribed to such term in Section
5.1 of this Agreement.

         "Closing Statement" shall have the meaning ascribed to such term in
Section 4.3(c) of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

         "Collateral Agreements" shall mean the Bill of Sale, Assumption Agreement and the other assignment or transfer documents delivered at the Closing.

         "Collective Bargaining Agreements" shall have the meaning ascribed to such term in Section 6.19(a) of this Agreement.

         "Competing Offer" shall have the meaning ascribed to such term in
Section 8.11(a) of this Agreement.

         "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

         "Contract" shall mean any agreement, contract, lease, commitment, license, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

         "Data" shall mean all documents, books, drawing, logs, manuals and records relating primarily or exclusively to the Transferred Assets (including, without limitation, maintenance and operations records relating to the Owned Aircraft and Engines, the

Leased Aircraft and Engines leased pursuant to the Assumed Aircraft Leases, the Spare Parts and the Ground Equipment).

         "Delivery Condition" shall mean with respect to each Aircraft:

                  (A) the Aircraft shall have a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness;

                  (B) the Aircraft shall be in a serviceable condition, such that the Aircraft and each of its structures, systems and components are functioning in accordance with its intended use as required or set forth in any FAA regulations, rules, standards or requirements or in any FAA-approved documentation, including any applicable manuals, technical standard orders or parts manufacturing approval certificates;

                  (C) the Aircraft shall be complete, including, without limitation, shall have installed therein one (1) set of catering and cabin service equipment used in Seller's service; and

                  (D) the Aircraft shall be in compliance with all issued and effective mandatory manufacturer's service bulletins and airworthiness directives applicable thereto, in each case which require compliance on or before the Closing Date.

         "Designated Aircraft Leases" shall mean those Aircraft Leases that constitute Designated Contracts.

         "Designated Contracts" shall mean (A) any Contract that would be an Assumed Contract but for the fact that is not (i) assignable by the applicable Seller to Purchaser at Closing or (ii) amendable at Closing to incorporate terms agreed to by Purchaser with the other parties to such Assumed Contract due in either case to the inability to obtain any necessary consents of any party with rights with respect to such Assumed Contract (including, without limitation, lenders, guarantors, residual holders, lienholders, pre-delivery financing providers and parties with purchase options, but excluding any primary lessor under such Assumed Contract) and (B) any contract, agreement or other arrangement of any Seller not elected to be transferred, conveyed or assigned to Purchaser pursuant to Section 8.13 or not disclosed to Purchaser by TWA pursuant to Section 8.13.

         "Designated Gate Leases" shall mean those Gate Leases that constitute Designated Contracts.

         "Designated Gate Property Leases" shall mean those Gate Property Leases that constitute Designated Contracts.

         "Designated Ground Equipment Leases" shall mean those Ground Equipment Leases that constitute Designated Contracts.

         "DIP Facility" shall have the meaning ascribed to such term in the Recitals to the Original Agreement.

         "DOT" shall mean the United States Department of Transportation or any successor thereto.

         "Engines" shall mean engines, spare engines, parts, tooling and other equipment necessary to support the operation of the Owned Aircraft and the Leased Aircraft, as applicable.

         "Environmental Claims" shall have the meaning ascribed to such term in
Section 6.17(e)(i) of this Agreement.

         "Environmental Laws" shall have the meaning ascribed to such term in
Section 6.17(e)(ii) of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" shall have the meaning ascribed to such term in
Section 2.2 of this Agreement.

         "FAA" shall mean the Federal Aviation Administration or any successor thereto.

         "Federal Aviation Act" shall mean the Federal Aviation Act of 1958, as amended, together with the aviation regulations of the FAA, as the same may be in effect from time to time.

         "Final Closing Statement" shall have the meaning ascribed such term in
Section 4.3(f) of this Agreement.

         "Final Order" shall mean an order or judgment the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for rehearing or reargument has been taken or been made and is pending for argument.

         "Gate Leases" shall have the meaning ascribed to such term in Section 6.16(b) of this Agreement.

         "Gate Property" shall mean all facilities, equipment, fixtures, appurtenances and personality (including, without limitation, bag rooms, ticket counters and other exclusive use space) owned or used by any Seller and used exclusively or primarily in connection with the Gates.

         "Gate Property Documents" shall mean the Gate Leases, the Gate Property Leases and the Ground Equipment Leases.

         "Gate Property Leases" shall have the meaning ascribed to such term in
Section 6.16(c) of this Agreement.

         "Gates" shall have the meaning ascribed to such term in Section 6.16(a) of this Agreement.

         "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator (including, without limitation, the Bankruptcy Court).

         "Ground Equipment" shall mean each vehicle, tool, piece of equipment, or other tangible asset used in connection with aircraft operations or maintenance (other than Owned Aircraft, Leased Aircraft, and Spare Parts).

         "Ground Equipment Leases" shall have the meaning ascribed to such term in Section 6.16(d) of this Agreement.

         "HSR Act" shall mean Hart-Scott-Rodino Act of 1976, as amended.

         "Improvements" shall have the meaning ascribed to such term in Section 6.24(b) of this Agreement.

         "Intellectual Property" shall mean (i) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, (ii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship, including, without limitation, all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, and all moral rights, (iv) all databases, data compilations and data collections, (v) all trade secrets and confidential information (including, without limitation, ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals), (vi) all domain names, web addresses and websites, (vii) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation), (viii) all other intellectual property and proprietary rights, and (ix) all copies and tangible embodiments of all of the foregoing (i) through (ix) in any form or medium.

         "Laws" shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including without limitation, the Bankruptcy Code, the Federal Aviation Act and any Environmental Laws.

         "Leased Aircraft" shall have the meaning ascribed to such term in
Section 6.12(c) of this Agreement, but shall not include for any purpose hereof aircraft listed on Schedule 2.2.

         "Leased Assets" means the Aircraft Leases, the Gate Leases, Gate Property Leases and the Ground Equipment Leases.

         "Leased Real Estate" shall have the meaning ascribed to such term in
Section 6.24(a) of this Agreement.

         "Liens" shall mean all title defects or objections, mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

         "Material Adverse Effect" shall mean (a) a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of the business operated by TWA, other than any change, circumstance or effect relating solely (i) to the economy or financial markets in general,
(ii) to changes in general political or regulatory conditions in the United States, (iii) generally to the industries in which TWA operates and not specifically relating to TWA, (iv) to or resulting from the announcement or pendency of the transactions contemplated by this Agreement and/or (v) to or resulting from the filing of the Chapter 11 Cases, or (b) a material adverse effect on (w) the transactions contemplated by this Agreement, (x) the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or the realization of the rights and remedies thereunder, (y) the ability of Purchaser to operate the business of TWA from and after the Closing as a result of the failure or inability to obtain the consents necessary to transfer a significant number of Aircraft underlying Aircraft Leases to Purchaser or (z) the ability of TWA to perform its obligations under this Agreement.

         "Materials of Environmental Concern" shall have the meaning ascribed to such term in Section 6.17(e)(iii) of this Agreement.

         "Original Agreement" shall have the meaning ascribed to such term in the Recitals of this Agreement.

         "Owned Aircraft" shall have the meaning ascribed to such term in
Section 6.12(a) of this Agreement, but shall not include for any purpose hereof aircraft listed on Schedule 2.2.

         "Owned Gate Items" shall have the meaning ascribed to such term in
Section 6.16(e) of this Agreement.

         "Owned Real Estate" shall have the meaning ascribed to such term in
Section 6.24(a) of this Agreement.

         "Pension Plans Agreement" shall have the meaning ascribed to such term in Section 6.19(d) of this Agreement.

         "Permits" shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that relate to or otherwise are used or are necessary in connection with the ownership, operation or other use of any of the Transferred Assets.

         "Permitted Liens" shall mean Liens for taxes, assessments and other governmental charges which are not due and payable.

         "Person" shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

         "Pre-Closing Statement" shall have the meaning ascribed to such term in
Section 4.3(a) of this Agreement.

         "Purchase Price" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

         "Purchase Price Offset Amount" shall have the meaning ascribed to such term in Section 4.7 of this Agreement.

         "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

         "Purchaser Expenses" shall mean Purchaser's reasonable out of pocket expenses (including but not limited to reasonable financial advisor's account's or attorney's fees and expenses and filing fees, including without limitation those paid in connection with filings under the HSR Act) incurred in connection with the negotiation and performance of this Agreement and its due diligence investigation of the Sellers and the Transferred Assets in connection with this Agreement.

         "Purchaser Material Adverse Effect" shall mean a materially adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries and Affiliates, taken as a whole, other than any change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) to changes in general political or regulatory conditions in the United States, (iii) generally to the industries in which Purchaser operates and not specifically relating to Purchaser or (iv) to or resulting from the announcement or pendency of the transactions contemplated by this Agreement.

         "Real Estate Assets" shall have the meaning ascribed to such term in
Section 6.24(a) of this Agreement.

         "Recapitalization Transaction" means a recapitalization transaction involving TWA and its existing security holders that does not involve the sale of any Seller or all or substantially all of the assets of any Seller.

         "Resolution Period" shall have the meaning ascribed such term in
Section 4.3(d) of this Agreement.

         "Retained Liabilities" shall have the meaning ascribed to such term in
Section 3.2 of this Agreement.

         "Retention Agreements" shall mean the obligations of Sellers under that certain Key Employee Retention and Severance Program filed with the Bankruptcy Court and attached hereto as Exhibit D; excluding, however, any amounts owed or payable by Sellers under such Key Employee Retention and Severance Program in excess of $14,000,000 in the aggregate.

         "Rights Plan Amendment" shall have the meaning ascribed to such term in
Section 8.14 of this Agreement.

         "Route" shall have the meaning ascribed to such term in Section 6.21 of this Agreement.

         "Sale Procedures Order" shall have the meaning ascribed to such term in
Section 8.11(a) of this Agreement.

         "Scheduled Closing Date" shall mean May 31, 2001, provided that Purchaser may, by written notice to TWA, extend the Scheduled Closing Date to such later date as Purchaser in its sole discretion may determine but in all events within 30 days after satisfaction or waiver of all conditions set forth in Section 5.4 and Section 5.5.

         "Section 12.3(b)(i) Termination Amount" shall have the meaning ascribed to such term in Section 12.2 of this Agreement.

         "Sellers" shall have the meaning ascribed to such term in the Recitals to this Agreement.

         "September Balance Sheet" shall have the meaning ascribed such term in
Section 4.3(a) of this Agreement.

         "Slots" shall have the meaning ascribed to such term in Section 6.13 of this Agreement.

         "Spare Parts" shall mean spare parts used or useful in connection with the operation and maintenance of aircraft, including without limitation expendable and rotable spare parts and tooling.

         "Spare Parts Amount" shall mean "Spare Parts, Materials and Supplies, Less Allowance for Obsolescence" of TWA and its consolidated subsidiaries as of the Closing Date, as stated in the Pre-Closing Statement or Final Closing Statement, calculated on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of "Spare Parts, Materials and Supplies, Less Allowance for Obsolescence" contained in the September Balance Sheet and in accordance with generally accepted accounting principles consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

         "Superior Proposal" means an Acquisition Proposal that the Board of Directors of TWA has determined in good faith, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and that the Board of Directors of TWA believes in good faith, after consultation with an outside financial advisor would, if consummated, result in a transaction more favorable from a financial point of view than the transaction proposed by this Agreement.

         "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, employee withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

         "Termination Amount" shall have the meaning ascribed to such term in
Section 12.1(b) of this Agreement.

         "Transferred Assets" shall have the meaning ascribed to such term in
Section 2.1 of this Agreement.

         "Transition Period" shall have the meaning ascribed to such term in
Section 9.8 of this Agreement.

         "Transition Services Agreement" shall have the meaning ascribed to such term in Section 9.5(b) of this Agreement.

         "TWA" shall have the meaning ascribed to such term in the preamble to this Agreement.

         "Warranty" shall mean all claims and rights against third parties, if and to the extent the same relate to or arise under the Transferred Assets, including, without limitation, all rights under manufacturers' and vendors' warranties, if any, and all rights of recovery, set-offs and credits.

         "Worldspan" shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

                                    EXHIBIT B

                              SALE PROCEDURES ORDER

                                    EXHIBIT C

                                 APPROVAL ORDER

                                    EXHIBIT D

                              RETENTION AGREEMENTS

                  KEY EMPLOYEE RETENTION AND SEVERANCE PROGRAM

         The objective of the Key Employee Retention and Severance Program (the "Retention Program") is to assist the Debtors in retaining the services of their key employees, support a smooth and successful operation of the on-going business during the restructuring, and meet the Debtors' personnel needs during the sale or reorganization process.

         Participants in one or more components of the Retention Program (as set forth more fully below) consist of approximately 100 current employees (collectively, the "Key Employees") deemed critical to the performance of the Debtors' businesses during the Debtors' chapter 11 proceedings and include without limitation (i) the President and Chief Executive Officer, (ii) Executive Vice Presidents, (iii) Senior Vice Presidents, (iv) Other Executive Management Positions, such as certain corporate vice-presidents and (v) Corporate and Subsidiary managers and professionals.

         The Retention Program has four components: (i) a "retention" component which provides an incentive for essential management and professional teams to remain with the Debtors, (ii) a "severance" component to create a stronger sense of security through the Chapter 11 process, (iii) a "success" bonus component for those Key Employees who remain with the Debtors through the completion of the sale or confirmation of a plan of reorganization and a reasonable amount of time thereafter, and (iv) a discretionary bonus component to be awarded at the discretion of the President of TWA to encourage the retention of other valuable employees.

I.  Definitions

         Definitions: As used in the Retention Program, the following terms shall have the following meanings when used herein with initial capital letters:

         1.1.1 "Amended Motion" shall mean the Amended Motion for an Order Authorizing the Debtors to Implement a Key Employee Retention and Severance Program and Assume Certain Employment Contracts filed with the Bankruptcy Court on January 19, 2001.

         1.1.2 "Bankruptcy Court" shall mean the United States Bankruptcy Court of the District of Delaware.

         1.1.3 "Cause" shall mean that a Key Employee has:

         (a) been convicted of or engaged in conduct which constitutes a felony, or a misdemeanor involving moral turpitude;

         (b) been found by the Board of Directors to have willfully engaged in conduct which is demonstrably and materially injurious to the Debtors or Purchaser;

         (c) been found by the Board of Directors to have failed or refused to in any material respect to competently perform his or her duties and responsibilities (after notice and opportunity to cure if such material failure or refusal can be cured);

         (d) breached his or her duty of loyalty to, or committed any act of fraud, theft or dishonesty against or involving, the Debtors or Purchaser; or

         (e) breached any provision of this Retention Program or associated retention agreement.

         1.1.4 "Change of Control Agreement(s)" shall refer to each Key Employees respective change of control agreement with the Debtors.

         1.1.5 "Chapter 11 Cases" shall mean all actions, activities, conduct, determinations, events, filings, proceedings and similar transactions of a legal or non-legal nature undertaken by the Debtors pursuant to the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed by Debtors with the Bankruptcy Court on January 10, 2001.

         1.1.6 "Closing" shall mean consummation of (a) the sale of substantially all of the Debtors assets to a Purchaser or (b) any confirmed plan of reorganization of and for the Debtors.

         1.1.7 "Debtors" shall have the same meaning as set forth in the Amended Motion.

         1.1.8 "Employment Agreement(s)" shall have the same meaning as set forth in the Amended Motion.

         1.1.9  "Petition Date" shall mean January 10, 2001.

         1.1.10 "Purchaser" shall mean the successful bidder for the Debtors' assets after an auction and as approved by the Bankruptcy Court or any entity that succeeds to the assets of the Debtors after Closing.

II.  Retention Component

         The retention component provides incentives to Key Employees to remain with the Debtors throughout all or a substantial portion of the Debtors' reorganization process. Key Employees shall receive a bonus of 15% to 30% of their annual salary (the "Retention Bonus") paid according to the following schedule:

         (1) 1/3 of the amount upon the approval of the Retention Program and entry of the attached order with the Bankruptcy Court;

         (2) 1/3 of the amount six months after the Petition Date; and

         (3) 1/3 of the amount twelve months after the Petition Date.

         In order to receive the applicable portion of the Retention Bonus on any such date, the participant must be employed as of that date by the Debtors or a Purchaser; however, the unpaid amount of any Retention Bonus shall be paid on the earlier of (i) termination of the participant without Cause after the Petition Date or (ii) substantial completion of a liquidation provided that, in the event that a liquidation occurs prior to 180 days after the Closing, if a Purchaser offers the Key Employee a comparable position with such Purchaser or a position as a consultant to such Purchaser to facilitate the transition, the Key Employee shall not receive payment upon substantial completion of a liquidation of the Debtors. Instead, such Key Employee shall receive payment no earlier than 180 days after the Closing or the date such participant is terminated without Cause . Key Employees who voluntarily terminate their employment or are terminated for Cause shall not be entitled to receive any remaining portion of their Retention Bonuses under the Retention Program. Upon the death or disability of a Key Employee, any Retention Bonus then outstanding will be paid immediately.

III.  Severance Component

         The severance component provides security to certain of the Key Employees listed on Attachment A attached hereto, who were employed on the Petition Date pursuant to an Employment Agreement, and who have not submitted their resignation (or whose previously submitted resignation has been rescinded and such rescission has been accepted by the Debtor) on or before such date (each, a "Severance Participant"). Each Severance Participant shall receive a severance payment equal to 2 to 3 times their annual salary (a "Severance Payment"), as set forth in Attachment A, upon the occurrence of the earliest of the following events (subject to the conditions set forth below):

         (1) upon Closing, in the event the Severance Participant is terminated without Cause prior to the Closing;

         (2) upon termination of the Severance Participant without Cause following the Closing;

         (3) 180 days after Closing; or

         (4) upon substantial completion of a liquidation of the Debtors following the Closing, provided that, in the event that a liquidation occurs prior to 180 days after the Closing, if a Purchaser offers the Severance Participant a comparable position with such Purchaser or a position as a consultant to such Purchaser to facilitate the transition, the Severance Participant shall not receive payment upon substantial completion of a liquidation of the Debtors. Instead, such Severance Participant shall receive payment no earlier than 180 days after the Closing or the date such participant is terminated without Cause.

         If any Severance Participant eligible to receive a Severance Payment is terminated for Cause or voluntarily terminates his or her employment prior to the Closing or within 180 days thereafter, such Severance Participant shall not be eligible to receive any portion of the Severance Payment.

         Upon the death or disability of any Severance Participant, the severance component shall be immediately payable.

         Each Severance Participant shall be provided with payments for life, disability, accident and health insurance, for the period and on the terms and conditions set forth in Section 4(c) of his or her respective Change of Control Agreement (notwithstanding the language in 4(c) of the Change of Control Agreements, the Retention Program provides only for payments for the above benefits and a Purchaser will not be responsible for providing coverage for the above benefits under any circumstances) from and after any of the events outlined in Article III of the Retention Program; provided, however, that in no event shall the Debtors' obligation to provide such insurance pursuant to this paragraph exceed $396,000 in the aggregate.

IV.  Success Bonus Component

         The success bonus component will provide the financial security necessary to retain the Key Employees. A success bonus shall be between 25% and 100% of the Key Employees annual salary (a "Success Bonus") paid according to the following schedule:

         (a) 25% upon Closing; and

         (b) 75% upon the earlier of (i) 180 days after the Closing; (ii) the date of termination of a Key Employee without Cause following the Closing; (iii) the date of substantial completion of a liquidation of the Debtors, provided that, in the event that a liquidation occurs prior to 180 days after the Closing, if a Key Employee is offered a comparable position with a Purchaser or a consulting position with a Purchaser to facilitate the transition, the Key Employee shall not receive payment upon the date of a substantial completion of a liquidation of the Debtors. Instead such Key Employee shall receive payment no earlier than 180 days after the Closing, or the date such Key Employee is terminated without Cause.

         In order to receive the applicable portion of the Success Bonus on any payment date, the Key Employee must be employed on that date by the Debtors or a Purchaser. A pro rata portion of each such payment, however, shall be paid on the Closing if the Key Employee is terminated without Cause after the Petition Date and prior to the Closing. In accordance with the above listed factors and schedule, upon the death or disability of a Key Employee any remaining Success Bonus shall be immediately payable. In the event that a Key Employee voluntarily terminates his or her employment or is terminated for Cause, any unearned Success Bonus will be forfeited.

V.  Discretionary Component

         The discretionary component allows the President of TWA to provide an incentive to encourage retention of other valuable employees of the Debtors. The President may, in his discretion, award monetary bonuses to other employees, including Key Employees, of the Debtors from a $500,000 fund established for such purpose. The President shall not allocate any amount from the discretionary fund to himself.

VI.  General Provisions

         Except as set forth herein, no other provisions, including, without limitation, any change of control provisions set forth in the Change of Control Agreements, Employment Agreements or any other compensation agreement or arrangement shall be binding upon the Debtors or a Purchaser. Each Severance Participant and Key Employee who participates in the Retention Program shall be deemed to have waived all such rights and claims in connection with his or her Change of Control Agreement, Employment Agreement, or any other compensation agreement.

         The total cost of the Retention Program shall not exceed $15 million in the aggregate.

                                                                       EXHIBIT B
                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                  )   CHAPTER 11
                                        )
TRANS WORLD AIRLINES, INC., ET AL.,(1)  )   CASE NO. 01-056(PJW)
                                        )   (JOINTLY ADMINISTERED)
                                        )
                           DEBTORS.     )

          ORDER (A) AUTHORIZING AND SCHEDULING AN AUCTION AT WHICH THE
          DEBTORS WILL SOLICIT BIDS FOR ONE OR MORE SALES OF OR OTHER
         TRANSACTIONS CONCERNING SUBSTANTIALLY ALL OF THEIR ASSETS FREE
           AND CLEAR OF LIENS, CLAIMS AND ENCUMBRANCES; (B) APPROVING
             PROCEDURES FOR THE SUBMISSION OF COMPETING OFFERS; (C)
          APPROVING CERTAIN TERMINATION RIGHTS, EXPENSE REIMBURSEMENT
        AND OTHER BIDDING RIGHTS PROVISIONS; (D) SCHEDULING A HEARING TO
          CONSIDER APPROVAL OF SUCH TRANSACTION; AND (E) APPROVING THE
           FORM AND MANNER OF NOTICE OF THE TRANSACTIONS AND COMPETING
             OFFER PROCEDURES PURSUANT TO FED. R. BANKR. PROC. 2002

     A hearing having been held on January 27, 2001 (the "Procedures Hearing") to consider the motion, dated January 10, 2001 (the "Procedures Motion"), of the above captioned debtors and debtors in possession (collectively, the "Debtors") for entry of an order (a) authorizing and scheduling an auction at which the Debtors will solicit bids for the sale of all or substantially all of their assets (the "Transferred Assets"), free and clear of liens, claims, and encumbrances pursuant to an Asset Purchase Agreement, dated as of January 9, 2001, between American Airlines, Inc. ("American") and the Debtors as modified during the course of the Procedures Hearing, by this Order and by a separate amendment incorporating changes agreed to

----------

(1) THE DEBTORS ARE THE FOLLOWING ENTITIES: TRANS WORLD AIRLINES, INC., AMBASSADOR FUEL CORPORATION, LAX HOLDING COMPANY, INC., MEGA ADVERTISING INC., NORTHWEST 112TH STREET CORPORATION, THE TWA AMBASSADOR CLUB, INC., TRANS WORLD COMPUTER SERVICES, INC., TRANSCONTINENTAL & WESTERN AIR, INC., TWA AVIATION, INC., TWA GROUP, INC., TWA STANDARDS & CONTROLS, INC., TWA STOCK HOLDING COMPANY, TWA-D.C. GATE COMPANY, INC., TWA-LAX GATE COMPANY, INC., TWA LOGAN GATE CO., INC., TWA-NY/NJ GATE COMPANY, INC., TWA-OMNIBUS GATE COMPANY, INC., TWA-SAN FRANCISCO GATE COMPANY, INC., TWA-HANGAR 12 HOLDING COMPANY, INC., OZARK GROUP, INC., TWA NIPPON, INC., TWA EMPLOYEE SERVICES, INC., TWA GETAWAY VACATIONS, INC., TRANS WORLD EXPRESS, INC., INTERNATIONAL AVIATION SECURITY INC., GETAWAY MANAGEMENT SERVICES, INC., THE GETAWAY GROUP (U.K.) INC.

by American at the Procedure Hearing (the "Agreement"); (b) approving procedures for the submission of competing offers to acquire the Transferred Assets or offers of other Alternative Transactions (as defined below)(the "Auction Procedures"); (c) approving certain termination rights, expense reimbursement and other bidding rights provisions; (d) scheduling a hearing to consider approval of such sale or other transaction (the "Transaction Hearing"); and (e) approving the form and manner of notice of the Auction Procedures and the Transaction Hearing pursuant to Fed. R. Bankr. Proc. 2002, all as more fully described in the Procedures Motion and as modified during the course of the Procedures Hearing and by this Order, and due and proper notice of the Procedures Motion having been given; and it appearing that no other or further notice need be given; and the Court having jurisdiction to consider the Procedures Motion and the relief requested therein in accordance with 28 U.S.C. Sections 157(b) and 1334; and upon consideration of the Procedures Motion, and the responses and objections thereto, and the record of the Procedures Hearing, and after due deliberation and sufficient cause appearing therefor, it is hereby

         FOUND AND DETERMINED (2) THAT:

         A. the Debtors have articulated good and sufficient reasons for granting the Procedures Motion, as modified, and for approval of the Notice of Auction (defined herein) and the Auction Procedures; and


----------

(2) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052. Statements made by the Court from the bench at the hearing shall constitute additional conclusions of law and findings of fact as appropriate.

         B. the Auction Procedures in this Order set forth the process for the submission and consideration of competing offers for the Transferred Assets or the Alternative Transactions (as defined below).

         NOW, THEREFORE, IT IS HEREBY:

         ORDERED that the Procedures Motion as modified at the Procedures Meeting and by this Order is granted; and it is further

         ORDERED that the following procedures relating to the submission and consideration of competing offers (an "Alternative Transaction") are hereby approved:

         A. On or before February 6, 2001, American shall, in good faith, establish a reasonable value (the "Worldspan Allocation") not to exceed $200,000,000 to be allocated to the cash portion of the Purchase Price, as defined in the Agreement, for the Debtors' interest in Worldspan L.P., TWA Stock Holding Company and Trans World FARS, Inc. (collectively, the "Worldspan Interest"). The Debtors shall promptly file with the Court a statement setting forth the Worldspan Allocation.

         B. The Debtors shall provide copies of this Procedures Order, the Procedures Motion and a notice of auction containing, among other things, the competitive bidding procedures set forth herein and substantially in the form of Exhibit "A" hereto (the "Notice of Auction"), a copy of the Agreement and a statement of the Worldspan Allocation (a) to those persons who were contacted by the Debtors financial advisor, Rothschild Inc. ("Rothschild"), or who contacted or were contacted by Rothschild or the Debtors during the prepetition marketing process, in each case with respect to a potential sale of the Transferred Assets and (b) to all other prospective offerors and parties in interest upon written request to the Debtors.

         C. An offer for an Alternative Transaction may be an offer to acquire
(a) all of the Transferred Assets, (b) solely the Worldspan Interest, or (c) the Transferred Assets excluding the Worldspan Interest (the "Non-Worldspan Assets"), and such offer or offers may be submitted singly or jointly with other offers, and also can be an offer to propose a plan of reorganization (liquidation) for all (but not less than all) of the Debtors. Unit bidding will not be permitted, unless such bids, when taken together, are bids for all of the Transferred Assets.

         D. Under no circumstances shall American be required to purchase the Worldspan Interest if it is not the prevailing Auction bidder for the Non-Worldspan Assets. If American is ultimately the prevailing bidder for the Non-Worldspan Assets, but not the Worldspan Interest, the cash portion of the Purchase Price shall be reduced by the Worldspan Allocation. A sale solely of the Worldspan Interest to any party shall not entitle American to receive the Termination Amount (as defined in Section 12.1 of the Agreement) or the Bankruptcy Termination Amount (as defined in Section 12.1 of the Agreement), as such Bankruptcy Termination Amount is amended in the next sentence, or any portion thereof. the Bankruptcy Termination Amount is hereby reduced from $65,000,000 (plus expenses up to $10,000,000) to $55,000,000 (plus expenses up to $10,000,000).

         E. Upon request to the Debtors by a prospective offeror, the Debtors shall, upon execution by such prospective offeror of a confidentiality agreement in form and substance reasonably satisfactory to the Debtors, American, and the Creditors' Committee (as defined herein), and upon delivery of evidence establishing to the Debtors' reasonable satisfaction such prospective offeror's financial capability to timely consummate its, or its portion of a, proposed

Alternative Transaction, provide such person (a "Prospective Offeror") with access to relevant business and financial information that will enable such person to evaluate the Debtors' assets and liabilities for the purpose of submitting a competing offer for an Alternative Transaction. Prospective Offerors shall have access to the same due diligence information from the Debtors that the Debtors have made available to American, and due diligence examinations for all Prospective Offerors shall proceed simultaneously. The Debtors shall promptly provide American and the Statutory Committee of Unsecured Creditors (the "Creditors' Committee") with the name of each Prospective Offeror. American shall provide each Prospective Offeror with copies of environmental studies and reports it has obtained.

         F. Within 15 days after delivery by the Debtors to American of all disclosure schedules provided for under the Agreement and accepted by American pursuant to Section 1.2 of the Agreement, as well as all other requested due diligence materials, American shall deliver notice to the Debtors as to which contracts and/or liabilities (including, without limitation, aircraft leases, capital leases, and other obligations) American will assume at closing, and American's due diligence conditions under the Agreement, including without limitation, the conditions relating to environmental matters, shall terminate (such actions by American are hereinafter referred to as "Going Firm"); provided, however, that with respect to disclosure schedules and other due diligence provided by the Debtors to American on or before February 12, 2001. If American makes "follow-up" requests regarding such disclosure schedules and due diligence requests and such follow-up requests are complied with on or before February 27, 2001, then, prior to the Auction, American shall Go Firm concerning due diligence conditions, contracts and/or liabilities relating to such follow-up requests. Once American "Goes Firm," its due diligence periods and right to terminate the Agreement based on any and all due diligence conditions shall be deemed to have concluded; provided that all other conditions precedent set forth in Section 12.3(e)(iv) shall remain in effect. American shall not, under any condition, be entitled to recover any Termination Payment or the Bankruptcy Termination Amount unless and until it has "Gone Firm." On the same day the Debtors receive American's Going Firm notice, the Debtors will deliver copies of such notice to all Prospective Offerors and to the Creditors' Committee.

         G. To be considered, each comparing offer for an Alternative Transaction shall remain open and be irrevocable in accordance with its terms through the Transaction Hearing, and, if it is identified as the Final Accepted Offer (as defined below), it shall remain open and irrevocable through the date on which all applicable regulatory approvals of its offer are obtained and shall:

                  (i) be made by a person or persons satisfying the conditions described in this Order to qualify as a competing bidder (a "Competing Bidder");

                  (ii) be submitted in a writing signed by the Competing Bidder and contain (A) a representation that the Competing Bidder will agree to all terms and conditions set forth in the Agreement other than matters relating to bidding provisions, (B) a mark-up of the Agreement indicating the specific changes to the Agreement that the Competing Bidder requires, or (C) with regard to a Chapter 11 plan of reorganization proposed by the Competing Bidder, a separate form of agreement which better reflects the Alternative Transaction;

                  (iii) (A) for the Debtors' review only, provide the Competing Bidder's draft submissions relating to the approval of the Competing Bidder's purchase of the Transferred Assets by the Department of Justice in accordance with Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if required to consummate the transaction, (B) represent that the Competing Bidder(s) is/are prepared to immediately initiate all actions necessary to obtain all other applicable regulatory approvals for the Alternative Transaction, and (C) provide its good faith estimate of the time within which such approvals will be obtained;

                       (iv) not be considered to be a higher or better offer
                  unless, at a minimum, such offer or offers (A) provides/provide for aggregate considerations to the Debtors' estates or at least $75,000,000 in excess of the Purchase Price (as defined in Section 4.1 of the Agreement) to be paid by American under the Agreement, or to the extent such offer is only for the Worldspan Interest, such offer provides for consideration to the Debtors' estates at least ten percent (10%) greater than the Worldspan Allocation, and (B) is not subject to a condition based on the outcome of due diligence or similar review or for procurement of financing or funding of such financing,

                       (v) include a good faith deposit of $50,000,000 in cash
                  or in other form of immediately available U.S. funds (the "Initial Deposit") and a commitment to provide, in the event such offer ultimately is determined by the Debtors, in consultation with the Creditors' Committee, to be the Final Accepted Offer (as defined below), a further deposit in cash or in other form of immediately available U.S. funds in the amount sufficient to bring the total deposit up to the amount that is equal to $50,000,000 plus 10% of the aggregate value of such Final Accepted Offer (as defined below) other than indebtedness assumed pursuant to such offer (the "Full Deposit"), within one business day after the Debtors notify the Competing Bidder(s) that its/their offer(s) has/have been determined to be the Final Accepted Offer (as defined below); and

         (vi) with respect to an offer for the Worldspan Interest, include a good faith deposit in cash or in other form of immediately available U.S. funds equal to 10% of the aggregate value of such offer (the "Worldspan Initial Deposit") and a commitment to provide, in the event such offer ultimately is determined by the Debtors, in consultation with the Creditors' Committee, is to be part of the Final Accepted Offer (as defined below), a further deposit in cash or in other form of immediately available U.S. funds in the amount sufficient to bring the total deposit up to the amount that is equal to 10% of the aggregate value of such portion of the Final Accepted Offer (as defined below) allocated to the Worldspan Interest (the "Worldspan Full Deposit") within one business day after the Debtors notify the Competing Bidder(s) that its/their offer(s) has been determined to be part of the Final Accepted Offer (as defined below); and

         (vii) be submitted on or before 4:00 p.m. prevailing Eastern time on February 28, 2001, by (A) delivering the complete competing offer(s) for Alternative Transaction(s) together with the Initial Deposit (or, if applicable, the Worldspan Initial Deposit) to the Debtors; (B) delivering a complete copy of the competing offer(s) to the Debtors and their co-counsel, Rothschild, American and its co-counsel, and the Creditors' Committee's counsel and financial advisor

Loeb Partners, at the following addresses:

               to the Debtors:

               TRANS WORLD AIRLINES, INC.
               One City Centre
               515 North 6th Street
               St. Louis, Missouri 63101
               Attention: Kate Soled, Esquire
               Telephone: (312) 589-3261
               Facsimile: (314) 589-3461

               to co-counsel for the Debtors:

               PACHULSKI STANG, ZIEHL, YOUNG & JONES
               919 North Market Street, 16th Floor
               P.O. Box 8705
               Wilmington, Delaware 19899-8705
               Attention: Laura Davis Jones, Esquire
               Telephone: (302) 652-4100
               Facsimile: (302) 652-4400

                                     -and-

               KIRKLAND & ELLIS
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention: James H.M. Sprayregen, Esquire
               Telephone: (312) 861-2000
               Facsimile: (312) 861-2200

               to the Debtors' financial advisor:

               ROTHSCHILD INC.
               1251 Avenue of the America's
               New York, New York 10020
               Attention: David Resnick & Noah Roy
               Telephone: (212) 403-5413
               Facsimile: (212) 403-3500

               to American:

                             AMERICAN AIRLINES INC.
                             4333 Amon Carter Boulevard
                             Fort Worth, Texas 76155
                             Attention: Anne McNamara, Esquire
                             Facsimile: (817) 967-2501

                             to co-counsel for American:

                             RICHARDS, LAYTON & FINGER
                             One Rodney Square
                             P.O. Box 551
                             Wilmington, Delaware 19899
                             Attention: Mark D. Collins, Esquire
                             Telephone: (302) 651-7531
                             Facsimile: (302) 658-6548

                                    -and-

                             WEIL, GOTSHAL & MANGES LLP
                             767 Fifth Avenue
                             New York, NY 10153
                             Attention: Alan B. Miller, Esquire
                             Telephone: (212) 310-8272
                             Facsimile: (212) 310-8007

                             and to counsel for the Creditors' Committee:

                             BLANK, ROME, COMISKY & McCauley LLP
                             1201 Market Street, Suite 2100
                             Wilmington, Delaware 19801
                             Attention: Bonnie Glantz Farell, Esquire
                             Telephone: 302-425-6423
                             Facsimile: 302-425-6464

                                    -and-

                             BLANK, ROME, COMISKY & McCauley LLP
                             One Logan Square
                             Philadelphia, Pennsylvania 19103
                             Attention: Thomas E. Biron, Esquire
                             Telephone: (215) 569-5562
                             Facsimile: (215) 569-5522

                                     -and-

                        BLANK ROME TENZER GREENBLATT LLP
                        The Chrysler Building
                        405 Lexington Avenue
                        New York, New York 10174
                        Attention: Michael Z. Brownstein, Esquire
                        Telephone: (212) 885-5505
                        Facsimile: (212) 885-5002

                        and to the Creditors' Committee financial advisor

                        LOEB PARTNERS CORPORATION
                        61 Broadway, 24th Floor
                        New York, New York 10006
                        Attention: Mr. Harvey Tepner
                        Telephone: (212) 483-7086
                        Facsimile: (212) 574-2071

and (C) filing a copy of the competing offer(s) with the Court.

         H. Upon receipt of a competing offer that satisfies all of the required terms and conditions set forth herein (a "Conforming Competing Bid"), the Debtors and the Creditors' Committee, in their discretion, may communicate with such Competing Bidder prior to the Auction, and such Competing Bidder shall provide to the Debtors and the Creditors' Committee within one business day after the Debtors' or the Creditors' Committee's request therefor any information reasonably required by the Debtors or the Creditors' Committee in connection with the Debtors' and the Creditors' Committee's evaluation of such Conforming Competing Bid.

         I. Prior to the Auction, the Debtors shall consult with the Creditors' Committee in evaluating American's offer, as embodied in the Agreement, and any Conforming Competing Bids they have received, and the Debtors shall select the offer or offers that the Debtors determine to be the highest or best offer or offers for the Transferred Assets or

Alternative Transaction for the Debtors and their estates (the "Initial Accepted Offer"). Copies of the Initial Accepted Offer shall be delivered to American and to all Competing Bidders.

         J. On March 5, 2001 at 10:00 a.m. prevailing Eastern Time, the Debtors shall conduct an Auction at the offices of Kirkland & Ellis, 153 East 53rd Street, Suite 3900, New York, NY 10022, on invitation to American and each Competing Bidder that has made a timely Conforming Competing Bid. The only persons who will be permitted to bid at the Auction are American and those that have made Conforming Competing Bids, and each party bidding at the Auction shall be entitled to learn the terms and conditions of the bids of all other bidders as such bids are made. The Initial Accepted Offer, or any further offer submitted at such Auction by American or a Competing Bidder, that the Debtors, in consultation with the Creditors' Committee, determine to be the highest or best offer for the Transferred Assets or an Alternative Transaction for the Debtors and their estates (the "Final Accepted Offer"), shall be submitted for approval by the Court. Within one business day after the Debtors and the Committee notify the party/parties submitting the Final Accepted Offer (the "Successful Offeror(s)") that its/their offer(s) has been determined by the Debtors, in consultation with the Committee, to be the Final Accepted Offer, the Successful Offeror(s), if other than American, shall deliver any unpaid portion of the Full Deposit (and/or, if applicable, the Worldspan Full Deposit) to the Debtors. The Debtors shall promptly distribute the Final Accepted Offer to American, to the Creditors' Committee, and to all persons who have objections or other responses in connection with the Sale Motion or the Transaction Hearing.

         K. In reaching their determination of the Initial Accepted Offer and the Final Accepted Offer, the Debtors, in consultation with the Creditors' Committee, shall be guided by, but need not strictly adhere to, the concept of a Superior Proposal as set forth in the Agreement. Further, the Debtors and the Creditors' Committee are permitted to discuss in private with Competing Bidders their offers for an Alternative Transaction.

         L. Each Initial Deposit and Remaining Deposit received by the Debtors shall be maintained in an interest-bearing account in accordance with the requirements of 11 U.S.C. Section 345(b) and be subject to the jurisdiction of the Court.

         M. The Full Deposit (and/or the Worldspan Full Deposit) shall be applied by the Debtors against the purchase price to be paid by the Successful Offeror or Offerors at the closing of the transaction approved by the Court, and in the event: (a) a Successful Offeror(s) other than American does not consummate its transaction by reason of a breach of any of the terms of a Final Accepted Offer with the Debtors, the Full Deposit (and/or, if applicable, this Worldspan Full Deposit), together with any interest paid therein, shall be retained by the Debtors; and (b) American does not consummate its transaction by reason of its breach of terms of the Agreement, American shall forego repayment of a portion of the debtor-in-possession financing of the Debtors provided by American in an amount equal to the greater of $50,000,000 or 10% of the cash portion of its bid (the "American Deposit"), or if no remaining balance is owed to American on the financing, American shall pay the American Deposit to the Debtors.

         N. In the event that American shall make the Final Accepted Offer for the Transferred Assets or the Non-Worldspan Assets, then $4,000,000 of the facility fee paid to American in connection with its debtor-in-possession financing of the Debtors shall be returned and refunded to the Debtors.

         O. Promptly following the conclusion of the Transaction Hearing, the

Debtors shall return to each unsuccessful Competing Bidder, its Initial Deposit, together with any interest paid thereon, submitted by such unsuccessful Competing Bidder(s).

         P. If there is competitive bidding at the Auction, overbids other than the Initial Overbid of $75,000,000 shall be in an amount of at least $5,000,000. No matching bids will be permitted.

         Q. American shall have the right at the Auction to credit bid the amount of the Bankruptcy Termination Amount with respect to any offer American may make at the Auction.

         R. The Full Deposit shall be applied by the Debtors against the purchase price to be paid by the Successful Offeror(s) at the closing of the transaction approved by the Court. In the event the Successful Offeror(s) do/does not consummate the transaction by reason of a breach of the terms of its/their agreement with the Debtors, the Full Deposit (and/or, if applicable, the Worldspan Interest), together with any interest paid thereon, shall be retained by the Debtors or, in the event American is the Successful Offeror, and does not consummate its Transaction as a result of its breach of the Agreement, the provisions for default contained above shall control; and

         IT IS FURTHER ORDERED that the Notice of Auction, providing notice of, among other things, this Order, the Sale Motion, the Transaction Hearing, the Auction, and the Auction Procedures, as modified by this Order, in the form of Exhibit A attached hereto, shall be provided by the Debtors to all creditors, indenture trustees, and equity holders (by publication only) (a) by first class mail deposited as soon as practicable after the date of this Order and (b) as soon as practicable after the date for this Order by publication (in summary form) in The Wall

Street Journal (National Edition), and such notice shall constitute good and sufficient notice of this Order, the Auction, the Auction Procedures, the Sale Motion, the Transaction Hearing and all proceedings to be held thereon; and it is further

         ORDERED, that the Debtors shall place copies of this Order, the Notice of Auction and all other documents described in the proceeding paragraph in their website, and it is further

         ORDERED that Article 12 of the Agreement is hereby approved and in the event that the obligation of the Debtors to pay to American the Termination Amount of the Bankruptcy Termination Amount arises, such obligations shall constitute an administrative expense claim under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be payable in accordance with the provisions of
Article 12 of the Agreement without further order of the Court; and it is further

         ORDERED that objections, if any, to the Sale Motion shall be in writing, shall confirm to the Federal Rules of Bankruptcy Procedure and local rules and orders of the Court, shall set forth the nature of the objectant's claims against or interests in the Debtors' estates, the basis for the objections and the specific grounds therefor, and shall be filed with the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware 19801 and served so as to be received on or before 4:00 p.m. prevailing Eastern Time on February 28, 2001 by the Office of the United States Trustee for the District of Delaware, co-counsel to the Debtors, co-counsel to American, and counsel to the Creditors' Committee, and any entity objecting to the Sale Motion that has not complied with the requirements of this paragraph may not be heard at the Transaction Hearings, and it is further

         ORDERED that nothing contained herein shall be deemed to deprive any party of the right to object timely to the Sale Motion, all of which rights were expressly reserved at the Procedures Hearing and are expressly reserved by the Order; and it is further

         ORDERED that replies, if any, to objections and responses to the Sale Motion shall be filed with the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware 19801 and served so as to be received on or before 4:00 p.m. prevailing Eastern Time on March 5, 2001 by the Office of the United States Trustee for the District of Delaware, counsel to the objecting parties, co-counsel to the Debtors, co-counsel to American and counsel to the Creditors' Committee; and it is further

         ORDERED that the Transaction Hearing to consider the relief requested in the Sale Motion and to consider whether the Final Accepted Order is to be approved by the Court shall be held before the Court on March 9, 2001 at 9:30 a.m. prevailing Eastern Time; and it is further

         ORDERED that the Debtors (with the consent of American and the Creditors' Committee or by order of this Court) may extend the deadlines set forth in these Auction Procedures, may adjourn the Auction by announcement at the Auction, and/or may seek adjournment of the Transaction Hearing by announcement in open court, all without further notice (in each case, subject to the terms and conditions of the Agreement); and it is further

         ORDERED, that this Court shall retain jurisdiction to hear and determine all matters arising from or relating to the implementation of this Order.

Dated: February 7, 2001
       -----------

                                                  /s/ SUE L. ROBINSON
                                                  -----------------------------
                                                  The Honorable Sue L. Robinson

                                                                       EXHIBIT C

                         IN THE UNITED STATES BANKRUPTCY
                       COURT FOR THE DISTRICT OF DELAWARE

IN RE:                                  )   CHAPTER 11
                                        )
TRANS WORLD AIRLINES, INC., ET AL.,(1)  )   CASE NO. 01-0___ (___)
                                        )   (JOINTLY ADMINISTERED)
                                        )
                           DEBTORS.     )

            ORDER PURSUANT TO SECTIONS 105(a), 363, 365, AND 1146(c)
               OF THE BANKRUPTCY CODE (i) AUTHORIZING THE DEBTORS'
                 SALE OF SUBSTANTIALLY ALL OF THEIR ASSETS, FREE
               AND CLEAR OF LIENS, CLAIMS, AND ENCUMBRANCES; (ii)
           APPROVING AN ASSET PURCHASE AGREEMENT; AND (iii) APPROVING
               THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
           CONTRACTS AND UNEXPIRED LEASES IN CONNECTION WITH SUCH SALE

     A HEARING HAVING BEEN HELD ON JANUARY 9, 2001 (THE "HEARING"), TO CONSIDER THE MOTION, DATED JANUARY 9, 2001 (THE "MOTION") OF THE ABOVE CAPTIONED DEBTORS AND DEBTORS IN POSSESSION (COLLECTIVELY, THE


----------

(1) THE DEBTORS ARE THE FOLLOWING ENTITIES: TRANS WORLD AIRLINES, INC., AMBASSADOR FUEL CORPORATION, LAX HOLDING COMPANY, INC., MEGA ADVERTISING INC., NORTHWEST 112TH STREET CORPORATION, THE TWA AMBASSADOR CLUB, INC., TRANS WORLD COMPUTER SERVICES, INC., TRANSCONTINENTAL & WESTERN AIR, INC., TWA AVIATION, INC., TWA GROUP, INC., TWA STANDARDS & CONTROLS, INC., TWA STOCK HOLDING COMPANY, TWA-D.C. GATE COMPANY, INC., TWA-LAX GATE COMPANY, INC., TWA LOGAN GATE CO., INC., TWA-NY/NJ GATE COMPANY, INC., TWA-OMNIBUS GATE COMPANY, INC., TWA-SAN FRANCISCO GATE COMPANY, INC., TWA-HANGAR 12 HOLDING COMPANY, INC., OZARK GROUP, INC., TWA NIPPON, INC., TWA EMPLOYEE SERVICES, INC, TWA GETAWAY VACATIONS, INC., TRANS WORLD EXPRESS, INC., INTERNATIONAL AVIATION SECURITY INC., GETAWAY MANAGEMENT SERVICES, INC., THE GETAWAY GROUP (U.K.) INC.

"DEBTORS") FOR AN ORDER PURSUANT TO SECTIONS 105(a), 363, 365, AND 1146(c) OF TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE") (i) AUTHORIZING THE DEBTORS' SALE OF SUBSTANTIALLY ALL OF THEIR ASSETS (THE "TRANSFERRED ASSETS"), IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF JANUARY, 2001, BETWEEN THE DEBTORS, AS SELLERS ("SELLERS"), AND AMERICAN AIRLINES, INC., AS PURCHASER ("PURCHASER"), A COPY OF WHICH IS ANNEXED TO THE MOTION AS EXHIBIT A (THE "AGREEMENT"), SUBJECT TO HIGHER AND BETTER OFFERS, FREE AND CLEAR OF ALL LIENS, CLAIMS AND ENCUMBRANCES OTHER THAN THE LIENS CREATED BY PURCHASER (COLLECTIVELY, "LIENS"), WITH SUCH LIENS TO TRANSFER, AFFIX, AND ATTACH TO THE PROCEEDS OF SUCH SALE, ALL AS MORE FULLY SET FORTH IN THE MOTION; (ii) APPROVING THE AGREEMENT; AND (iii) APPROVING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES (THE "ASSUMED CONTRACTS") IN CONNECTION WITH SUCH SALE; AND THE COURT HAVING ENTERED AN ORDER, DATED FEBRUARY 7, 2001 (THE "SALE PROCEDURES ORDER"), AUTHORIZING THE DEBTORS TO CONDUCT, AND APPROVING THE TERMS AND CONDITIONS OF, AN AUCTION (THE "AUCTION") TO CONSIDER HIGHER AND BETTER OFFERS FOR THE TRANSFERRED ASSETS (AN "ALTERNATIVE TRANSACTION"), ESTABLISHING DATES FOR THE AUCTION AND THE HEARING, AND APPROVING THE PROCEDURES FOR THE SUBMISSION OF COMPETING OFFERS, THE FORM AND MANNER OF NOTICE OF THE AUCTION, THE MOTION, AND THE HEARING, AND THE PROPOSED BANKRUPTCY TERMINATION PAYMENT SET FORTH IN
ARTICLE XII OF THE

AGREEMENT; AND THE COURT HAVING JURISDICTION TO CONSIDER THE MOTION AND THE RELIEF REQUESTED THEREIN IN ACCORDANCE WITH 28 U.S.C. SECTIONS 157(b)(2) AND 1334; AND CONSIDERATION OF THE MOTION, THE RELIEF REQUESTED THEREIN, AND THE RESPONSES THERETO, IF ANY, BEING A CORE PROCEEDING IN ACCORDANCE WITH 28 U.S.C.
SECTION 157(b); AND THE APPEARANCES OF ALL INTERESTED PARTIES AND ALL RESPONSES AND OBJECTIONS TO THE MOTION, IF ANY, HAVING BEEN DULY NOTED IN THE RECORD OF THE HEARING; AND UPON THE RECORD OF THE HEARING, THE MOTION, SAID RESPONSES AND OBJECTIONS, IF ANY; AND AFTER DUE DELIBERATION AND SUFFICIENT CAUSE APPEARING THEREFOR, THE COURT HEREBY FINDS, DETERMINES, AND CONCLUDES THAT:

     1. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Fed. R. Bankr. Proc. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. Proc. 9014.

     2. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of act, they are adopted as such.

     3. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     4. Notice of the Motion, the Auction, and the Hearing has been given in accordance with Fed. R. Bankr. Proc. 2002 and 6004, the Sale Procedures Order, and the Agreement. The foregoing notice constitutes good and sufficient notice of the Motion, the

Auction, and the Hearing, and no other or further notice of the Motion, the Auction, the Hearing or the entry of this Order need be given.

     5. A reasonable opportunity has been afforded any interested party to make a higher and better offer for the Transferred Assets.

     6. Emergent circumstances and sound business reasons exist for Sellers' sale of the Transferred Assets pursuant to the Agreement. Entry into the Agreement and consummation of the transactions contemplated thereby constitute the exercise by the Debtors of sound business judgment and such acts are in the best interests of the Debtors, their estates, and creditors.

     7. The Agreement represents the highest and best offer received by Sellers for the Transferred Assets.

     8. The sale consideration to be realized by Sellers pursuant to the Agreement is fair and reasonable.

     9. The transactions contemplated by the Agreement are undertaken by Sellers and Purchaser at arm's length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code, and such parties are entitled to the protections of section 363(m) of the Bankruptcy Code.

     10. A sale of the Transferred Assets other than one free and clear of Liens, claims, and encumbrances would impact adversely on Sellers' bankruptcy estates and would be of substantially less benefit to the estates of the Sellers.

     11. The decision to assume and assign the Assumed Contracts is based on the reasonable exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates.

     12. Purchaser has demonstrated adequate assurance of future performance with respect to the Assumed Contracts.

     For all of the foregoing and after due deliberation, the Court ORDERS, ADJUDGES, AND DECREES THAT:

     1. The Motion, the Agreement and the transactions contemplated thereby are hereby approved.

     2. Pursuant to section 363(b) of the Bankruptcy Code, Sellers are authorized to sell the Transferred Assets to Purchaser upon the terms and subject to the conditions set forth in the Agreement.

     3. Each of Sellers and Purchaser is hereby authorized to take all actions and execute all documents and instruments that Sellers and Purchaser deem necessary or appropriate to implement and effectuate the transactions contemplated by the Agreement.

     4. The sale of the Transferred Assets to Purchaser shall be free and clear of Liens (other than Liens created by Purchaser) pursuant to section 363(f) of the Bankruptcy Code whatsoever known or unknown including, but not limited to, any of the Sellers' creditors, vendors, suppliers, employees or lessors and that Purchaser shall not be liable in any way (as successor entity or otherwise) for any claims that any of the foregoing or any other third party may have against any of the Sellers, provided further that, with regard to employees' claims, the free and clear delivery of the Assets shall include, but not be limited to, all asserted or unasserted, known or unknown, employment related claims, payroll taxes, employee contracts, employee seniority accrued while employed with any of the Sellers and successorship liability, with any and all valid and enforceable Liens thereon, including those asserted by Sellers' secured lenders, to be transferred, affixed, and attached to the net proceeds of such sale, with the same validity, priority, force, and effect as such Liens had upon the Transferred Assets immediately prior to the Closing.

     5. Subject to the payment by Purchaser to Sellers pursuant to sections 363 and 365(a) of the Bankruptcy Code of the consideration provided for in the Agreement, the sale of the Transferred Assets by Sellers to Purchaser shall constitute a legal, valid, and effective transfer of the Transferred Assets and shall vest Purchaser with all right, title, and interest of Sellers in and to the Transferred Assets free and clear of all Liens pursuant to section 363(f) of the Bankruptcy Code, effective as of the Closing.

     6. The sale of the Transferred Assets to Purchaser under the Agreement will constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the States of New York and Delaware.

     7. Purchaser is hereby granted the protections provided to a good-faith purchaser under section 363(m) of the Bankruptcy Code.

     8. All amounts to be paid to Purchaser pursuant to the Agreement shall constitute administrative expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be immediately payable if and when any such obligations of Sellers arise under the Agreement, without any further order of the Court; provided, however, that Sellers shall have the right to contest the validity and amount of such asserted claims.

     9. Pursuant to sections 105(a) and 363 of the Bankruptcy Code, all Persons are hereby enjoined from taking any action against Purchaser or Purchaser's Affiliates (as they existed immediately prior to the Closing) to recover any claim which such Person has solely against Sellers or Sellers' Affiliates (as they exist immediately following the Closing).

     10. Sellers are authorized to assign and transfer to Purchaser all of Sellers' rights, title and interest (including common law rights) to all of Sellers' intangible property to be assigned and transferred to Purchaser under the Agreement.

     11. All objections and responses concerning the Sale Motion are resolved in accordance with the terms of this Order and as set forth in the record of the Hearing and to the extent any such objection or response was not otherwise withdrawn, waived, or settled, they are and all reservations and rights therein, are overruled and denied.

     12. Purchaser has not assumed or otherwise become obligated for any of Sellers' liabilities other than as set forth in Section 3.1 of the Agreement, and Purchaser has not purchased any of the Excluded Assets. Consequently, all holders of Retained Liabilities against the Sellers are hereby enjoined from asserting or prosecuting any Claim or cause of action against Purchaser or the Purchased Assets to recover on account of any liabilities other than Assumed Liabilities pursuant to Section 2.2 of the Asset Purchase Agreement or other than pursuant to this Order. All persons having any interest in the Excluded Assets are hereby enjoined from asserting or prosecuting any claim or cause of action against Purchaser for any liability associated with the Excluded Assets.

     13. The assumption and assignment of the Assumed Contracts is approved pursuant to section 365 of the Bankruptcy Code.

     14. The Sellers shall pay any cure amounts payable to the other parties to the Assumed Contracts in accordance with section 365 of the Bankruptcy Code and the Agreement. Purchaser shall assume obligations of the Sellers arising from and after the Closing under the Assumed Contracts and shall not assume any obligation other than the Assumed Contracts accruing thereunder prior to the Closing. Upon assumption and assignment of any Assumed Contract, the Sellers and the estates shall be relieved of any liability for breach of such Assumed Contract occurring after such assignment pursuant to section 365(k) of the Bankruptcy Code. Notwithstanding the foregoing, Sellers shall remain obligated to reimburse Purchaser for any amounts payable under any Assumed Contract after the Closing.

     15. Purchaser has provided adequate assurance of its future performance under the Assumed Contracts and the proposed assumption and assignment of the Assumed Contracts satisfies the requirements of the Bankruptcy Code including, inter alia, sections 365(b)(1) and (3) and 365(f) to the extent applicable.

     16. The Assumed Contracts are valid and binding, in full force and effect, and enforceable in accordance with their terms.

     17. There shall be no rent accelerations, assignment fees, increases, or any other fees charged to Purchaser as a result of the assignment of the Assumed Contracts, and the validity of the assumption, assignment and sale to Purchaser shall not be affected by any dispute between any Seller and another party to an Assumed Contract regarding the payment of the "cure" amount.

     18. All parties to the Assumed Contracts are forever barred and enjoined from raising or asserting against Purchaser any assignment fee, default or breach under, or any claim or pecuniary loss, or condition to assignment, arising under or related to the Assumed Contracts existing as of the Closing or arising by reason of the Closing.

     19. The Assumed Contracts, upon assignment to Purchaser, shall be deemed valid and binding, in full force and effect in accordance with their terms, subject to the provisions of this Order, and, pursuant to section 365(k) of the Bankruptcy Code, Sellers shall be relieved from any further liability, except for any cure obligations as herein provided.

     20. Pursuant to sections 363(b), 363(f) 365(a), 365(b) and 365(f) of the Bankruptcy Code, the assumption, assignment and sale to Purchaser of the Assumed Contracts by the respective Seller thereto shall be effected by this Order.

     21. The Assumed Contracts identified in Exhibit ___ annexed hereto, together with any amendments and modification of such Assumed Contracts, constitute the Assumed Contracts that are being assumed by and assigned to Purchaser by the Seller party thereto.

     22. Purchaser shall not be liable for any claims of the lessors or contract parties under the Assumed Contracts in respect of any claim or breach of an Assumed Contract that accrued prior to Closing.

     23. This Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing.

     24. The obligations of Sellers relating to Taxes shall be fulfilled by Sellers.

     25. This Court shall retain exclusive jurisdiction through the Bankruptcy Resolution Date to interpret and enforce the provisions of the Agreement, the Sale Procedures Order, and this Order in all respects and further to hear and determine any and all disputes between Sellers and/or Purchaser, as the case may be, and any non-Sellers party to, among other things, any Assumed Contracts concerning, inter alia, Sellers' assumption and assignment thereof to Purchaser under the Agreement; provided, however, that in the event the Court abstains from exercising or declines to exercise such jurisdiction or is without jurisdiction with respect to the Agreement, Sale Procedures Order, or this Order, such abstention, refusal, or lack of jurisdiction shall have no effect upon, and shall not control, prohibit, or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

     26. The provisions of this Order are nonseverable and mutually dependent.

     27. This Order shall inure to the benefit of Purchaser, Sellers, and their respective successors and assigns, including but not limited to any chapter 11 or chapter 7 trustee that may be appointed in Sellers' cases and shall be binding upon any trustee, party, entity or fiduciary that may be appointed in connection with these cases or any other or further cases involving Sellers, whether under chapter 7 or chapter 11 of the Bankruptcy Code.

     28. Pursuant to section 1146(c) of the Bankruptcy Code, the transactions contemplated by the Agreement are determined to be under or in contemplation of a plan to be confirmed under section 1129 of the Bankruptcy Code in that the net proceeds of the sale of the Transferred Assets are essential and required to fund a chapter 11 plan for Sellers, and therefore, are exempt from any transfer, stamp or similar tax or any so-called "bulk-sale" law in all necessary jurisdictions arising as a result of or in connection with Sellers' sale and transfer of the Transferred Assets to Purchaser.

     29. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement and this Order.

     30. This Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order and the Agreement.

DATED: ______________, 2001

                                IT IS SO ORDERED:



                                       -----------------------------------------
                                                       JUDGE